SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934

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Filed by a Party other than the Registrant

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X Preliminary Proxy Statement
  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  Definitive Proxy Statement
  Definitive Additional Materials
  Soliciting Material Under Rule 14a-12

                        CEDAR FAIR, L.P.
        (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement if other than the
                           Registrant)

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  (5)    Total fee paid:

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Preliminary Copy, Subject to Completion June 22, 2000

                        CEDAR FAIR, L.P.

           AMENDMENT TO PARTNERSHIP AGREEMENT PROPOSED

                   YOUR VOTE IS VERY IMPORTANT


   Cedar Fair Management Company, the general partner of Cedar Fair, L.P., has called a Special Meeting of Limited Partners of Cedar Fair to vote on a proposal to revise Cedar Fair's fee and executive compensation systems. At the meeting, the Board of Directors of Cedar Fair Management Company will recommend (a) an amendment to Cedar Fair's limited partnership agreement in order to eliminate the fees paid by Cedar Fair to the general partner as well as (b) the approval of a new equity incentive plan in order to effect the restructuring plan.

   The existing executive compensation system was established in 1987 and has served Cedar Fair and its unitholders well. On the other hand, as described in the attached proxy statement, the Board of Directors believes that the existing system should be terminated and a new system implemented that is more appropriate for today's market conditions. Essentially, the existing system has resulted in a high level of predictable cash compensation for senior management. The proposed new system would provide cash compensation, including cash bonuses, plus equity incentives more in line with current market levels for superior performing companies. Our goal in recommending the new system is to provide incentives to management that will align their compensation more closely with the interests of our unitholders.

   As a publicly traded limited partnership, Cedar Fair does not normally hold meetings of unitholders. Rather, the limited partner unitholders are called upon to vote only on certain limited occasions as specified in the Cedar Fair limited partnership agreement. Our Board of Directors has detemined that the proposed restructuring is one of these occasions.

   We need the approval of partners holding a majority of the outstanding units in order to amend the limited partnership agreement for this purpose. Also, we cannot adopt the new equity incentive plan unless (a) we obtain the approval of partners holding a majority of the partnership interests that vote on the proposal and (b) the total vote cast on the proposal represents a majority of the interests entitled to vote. Because the new equity incentive plan is an integral part of the proposed restructuring, Cedar Fair Management Company reserves the right not to implement the proposal to amend the limited partnership agreement, including the fee restructuring plan, if the proposed new equity incentive plan is not approved. We are inviting you, as a holder of Cedar Fair units, to attend a special meeting of the unitholders to vote on these proposals.

  The special meeting of Cedar Fair's unitholders will be held at 9:00 a.m. (Pacific time) on [day], [date], 2000, at our Knott's
Radisson  Resort  Hotel located adjacent to Knott's  Berry  Farm,
7675 Crescent Avenue, Buena Park, California.

   We encourage you to read the entire proxy statement carefully. It provides detailed information about the proposals and includes copies of the relevant documents as exhibits. You can also obtain information about Cedar Fair from publicly available documents filed with the Securities and Exchange Commission and The New York Stock Exchange.

  The general partner's Board of Directors unanimously recommends the proposals. In making this recommendation, the Board considered the fairness of the proposals to the unitholders and compensation levels and incentives at comparable companies. The Board unanimously recommends that you vote FOR approval of each of the proposals.

  Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. A prepaid return envelope is provided for this purpose. You may also vote your units by telephone or over the Internet by following the instructions on the proxy card. If you date and mail your proxy card or grant your proxy by telephone or over the Internet without indicating how you want to vote, your proxy will be counted as a vote FOR approval of each of the proposals. If you do not return your card or instruct your broker how to vote any units held for you in your broker's name, the effect will be the same as a vote against each of the proposals. You may revoke your proxy at any time before it is exercised, and it will not be used if you attend the meeting and prefer to vote in person. The Board and I urge all Cedar Fair unitholders to be present in person or by proxy.

                         CEDAR FAIR MANAGEMENT COMPANY



                         Richard L. Kinzel
                         President and Chief Executive Officer






           Proxy Statement dated [            ], 2000
  and first mailed to limited partner unitholders on or about [
                            ], 2000.

                        CEDAR FAIR, L.P.
                      One Cedar Point Drive
                    Sandusky, Ohio 44870-5259


    NOTICE OF SPECIAL MEETING OF LIMITED PARTNER UNITHOLDERS
             TO BE HELD ON [                 ], 2000


  A special meeting of the limited partner unitholders of Cedar Fair, L.P. will be held on [day], [month], [date], 2000 at
9:00 a.m. (Pacific time) at Knott's Radisson Resort Hotel, located adjacent to Knott's Berry Farm, 7675 Crescent Avenue, Buena Park, California. All unitholders are invited to attend the meeting. The meeting is called for the following purposes:

  1. To consider and vote upon a proposal to amend the limited partnership agreement of Cedar Fair for the following purposes:

     - To terminate the management and incentive fees that are currently paid to the general partner.
     - To reduce the general partner's interest in the partnership from 0.5% to 0.1% and to increase the aggregate interests of the limited partners from 99.5% to 99.9%.
     - To allow the general partner to propose and cause the partnership and its affiliates to adopt employee benefit plans, including plans involving the issuance of up to 4,830,000 units, for the benefit of employees of Cedar Fair and its affiliates.

  2.    To  consider and vote upon a proposal to approve the 2000
     Equity Incentive Plan for employees of Cedar Fair and its affiliates.

  3. To transact any other business that properly comes before the special meeting, including any adjournments or postponements of the meeting.

   Only  limited partners that held depositary units  as  of  the close of business on [record date] are entitled to notice of  and
to   vote  at  the  special  meeting  and  any  adjournments   or
postponements.

   The proposed amendment to the limited partnership agreement will be approved if holders of a majority of the outstanding units vote FOR the proposal. The Equity Incentive Plan will be approved if partners holding a majority of the partnership interests that vote on the proposal vote FOR the proposal, provided that the total vote cast on the proposal represents a majority of the interests entitled to vote. Because the Equity Incentive Plan is an integral part of the proposed restructuring,

   Cedar Fair Management Company reserves the right not to implement the proposal to amend the limited partnership agreement if the proposed new Equity Incentive Plan is not approved by the unitholders. You are not entitled to dissenters' appraisal rights under Delaware law or the limited partnership agreement with respect to the proposals.

  The Board of Directors of the general partner unanimously recommends that you vote FOR the proposed amendment to the Limited Partnership Agreement and FOR the approval of the Equity
Incentive Plan.

  We urge you to read carefully the full text of the proxy statement and its exhibits before making a decision on these proposals.



                         CEDAR FAIR MANAGEMENT COMPANY



                         Richard L. Kinzel
                         President and Chief Executive Officer


Sandusky, Ohio
[                 ], 2000




Your vote is very important regardless of the number of limited partner units you own. Whether or not you plan to attend the special meeting, we request that you sign, date and return your proxy card by mail in the enclosed envelope or that you grant your proxy by telephone or over the Internet by following the instructions on the proxy card as soon as possible. Any proxy given may be revoked at any time before it is exercised. If you are present at the special meeting, you may revoke your proxy and vote personally on each matter brought before the special meeting.

                        TABLE OF CONTENTS

                                                             Page

QUESTIONS AND ANSWERS                                           1

SUMMARY                                                         6
  The Partnership                                              6
  Background                                                   6
  Proposed Fee and Compensation Restructuring Plan             7
  Lump Sum Payouts and Unit Option Grants                      7
  Proposal One - Approval of the Amendment to the
     Limited Partnership Agreement                              8
  Proposal Two - Approval of the 2000 Equity Incentive
     Plan                                                       8
  Existing Fee and Compensation System                         9
  Reasons for the Fee Restructuring Plan                       9
  Interests of Certain Persons in the Proposals               10
  Recommendation of the General Partner                       10
  The Special Meeting                                         11
  Record Date; Vote Required                                  11

THE SPECIAL MEETING                                            12
  General                                                     12
  Time and Place                                              12
  Matters to be Considered                                    12
  Proxies                                                     12
  Solicitation of Proxies                                     13
  Record Date; Voting Right; Quorum; Vote Required            13
  Dissenters' Appraisal Rights                                15

BACKGROUND AND REASONS FOR THE PROPOSALS                       16
  The Partnership                                             16
  Background and Reasons for the Proposals                    17
  Proposed Fee and Compensation Restructuring Plan            18
  Existing Fee and Compensation System                        20
  Lump Sum Payouts and Unit Option Grants                     23
  Proposal One - Approval of the Amendment to the
     Partnership Agreement                                     24
  Proposal Two - Approval of the 2000 Equity Incentive
     Plan                                                      24
  2000 Senior Executive Management Incentive Plan             28
  Recommendation of the General Partner                       31

INTERESTS OF CERTAIN PERSONS IN THE PROPOSALS                  32
  Lump Sum Payouts and Unit Option Grants                     32
  2000 Equity Incentive Plan                                  35
  2000 Senior Executive Management Incentive Plan             35
  Current Incentive Compensation Plan                         35

EXECUTIVE COMPENSATION                                         38
  Compensation of Executives; Summary Compensation
     Table                                                     38
  Compensation of Directors                                   40
  Employment Contracts and Termination of Employment
     and Change in Control Arrangements                        40

MARKET PRICE OF THE UNITS AND  DISTRIBUTIONS TO LIMITED
  PARTNERS                                                    44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT                                                  45
  Security Ownership of Certain Beneficial Owners             45
  Security Ownership of Management                            45

WHERE YOU CAN FIND MORE INFORMATION                            47

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE                47


EXHIBIT A -    Amendment No. 4 to Third Amended and Restated
          Agreement of Limited Partnership of Cedar Fair, L.P.

EXHIBIT B -    2000 Equity Incentive Plan

EXHIBIT C -    2000 Senior Executive Management Incentive Plan

EXHIBIT D -    Opinion of Thompson Hine & Flory LLP, delivered
          pursuant to Section 15.3 of the Third Amended and Restated Agreement of Limited Partnership

                      QUESTIONS AND ANSWERS


Q:   Why am I receiving these proxy materials?

A:Recipients of this mailing are holders of units of Cedar Fair, L.P., a publicly traded limited partnership. Generally, holders of limited partnership units are not stockholders in the same sense as investors in corporations. As limited partners, our investors do not generally participate in the governance of the limited partnership. Our business form allows Cedar Fair to pay out the majority of its earnings to unitholders without first paying federal and state income taxes at the partnership level, avoiding what is known in the corporate form as double taxation of earnings. Ownership of Cedar Fair units, therefore, is different from an investment in corporate stock. Limited partners are called upon to vote only on significant amendments to the Cedar Fair partnership agreement as specified in that agreement. This proposal has been determined by the Board to involve a significant amendment of this nature.

Q:   What is the Board proposing?

A:The Board of Directors is recommending that Cedar Fair's employee compensation system for senior management be revised by two related proposals. First, the Board recommends that the limited partnership agreement of Cedar Fair be amended in order to eliminate the system of fees paid by Cedar Fair to the general partner, effective retroactively to January 1, 2000. Second, the Board is proposing approval of a plan (the Equity Incentive Plan) that will permit the grant or award of limited partner units or options on units as an element of compensation.

  Essentially, cash amounts paid to the general partner will be reduced significantly as will predictable levels of cash compensation for senior executive management. At the same time, senior managers will be afforded the opportunity to receive unit options, and possibly other equity incentives, in lieu of cash compensation. This will align a portion of management's compensation more closely with Cedar Fair's stock-market performance and thus with the interests of unitholders.

Q:   Why is the Board making this recommendation?

A:The Board of Directors believes that the existing compensation and fee system is no longer appropriate for Cedar Fair and should be changed to more closely resemble the compensation systems of other superior performing companies. Under the existing Cedar Fair compensation system, base salaries are set relatively low in comparison to comparable companies, but a relatively large and predictable amount of cash is generated each year in the form of cash fees to Cedar Fair Management Company. These fees are then allocated at yearend among senior management in the form of bonuses and deferred limited partnership units by the Board's Compensation Committee.

  The management and incentive fees generated under the limited partnership agreement (and, thus, management compensation) are not affected by the market price of Cedar Fair units. The Board of Directors believes that the existing system is too heavily weighted toward cash compensation and does not afford the types of incentives that are appropriate in today's business environment, including incentives that are more closely tied to the stock-market performance of Cedar Fair units.

  The proposed new system is designed to tie a portion of management compensation to the value of Cedar Fair units, and to more closely align the interests of management with those of our unitholders. Senior management, acting in its capacity as the shareholders and share equivalent holders of Cedar Fair Management Company, approved the new system.

Q:What is the potential impact of the proposed change on cash distributions?

A:We expect that the aggregate cash expense of base salaries and bonuses under the new system will be less than that under the old (existing) system. We base this estimate on the fact that the current system, which is based primarily on the relatively high level of predictable distributions on Cedar Fair units, yields compensation levels considerably higher than would the new system, which would be based on market-competitive base salaries plus incentive bonuses generally of up to 50% of such base salaries.

  As a result, except for the year 2000 (when several one-time lump sum payments will be made to senior management as described in this proxy statement), the restructuring is expected to result in an increase in cash available for distribution to unitholders. We estimate that as a result of the restructuring plan in 2001, the first year following the implementation of the plan and payment of the one-time lump sum amounts, (1) the Company's aggregate expenses for salaries, bonuses and deferred units to senior management would be reduced from $13.5 million to $7.3 million and
  (2) the $6.2 million difference ($0.12 per unit) would be available for distributions to unitholders. In 2002, the additional amount available to unitholders as a result of the restructuring is expected to be $7.5 million ($0.14 per unit). See the table on page ___ under the heading "Background and Reasons for the Proposals - Existing Fee and Compensation System."

  Also, while we cannot predict the future market price for Cedar Fair units, we believe the ability to grant equity incentives to Cedar Fair employees will help to align compensation incentives more closely with the interests of unitholders.

Q:How will the Board carry out the restructuring?

A:In order to implement these changes, we want to amend the Cedar Fair limited partnership agreement and implement a new equity incentive plan and a new cash bonus program. Unitholder approval is being sought for the amendment of the limited partnership agreement and the adoption of the new Cedar Fair, L.P., 2000 Equity Incentive Plan. Unitholder approval is not required for the approval of the new cash bonus program, but it is described in this proxy statement because it is an integral part of the restructuring.

Q:How will the new compensation system work?

A:Base salaries for those senior managers who are shareholders or share-equivalent holders of the general partner will be increased, effective retroactively to January 1, 2000, to be more in line with current market levels for superior performing companies. Additionally, these senior managers will be eligible for yearend bonuses generally equal to 50% of their base salaries if performance goals are met or exceeded. In cases of extraordinary performance, it is possible that bonuses could exceed the 50% level. In the past, base salaries have been generally below market levels, but significant year-end bonuses derived from management and incentive fees paid to Cedar Fair Management Company have been paid to senior management. If the new Equity Incentive Plan is approved, beginning in 2000 these senior managers and other employees will be eligible to participate in the plan.

Q:What will happen to the existing compensation system?

A:The general partner's interest in Cedar Fair will be reduced from 0.5% to 0.1%. The existing bonus and incentive compensation policy for members of Cedar Fair senior management will be terminated, and the management and incentive fees currently paid to the general partner by Cedar
  Fair will be eliminated effective retroactively to January 1, 2000.

Q:How will we transition from the "old" compensation system to the "new" system?

A:Several one-time lump sum payments of cash and grants of options to purchase units will be made to members of senior management. Cedar Fair will also accelerate the vesting of deferred units granted under the old system. The lump sum payments and option grants and the accelerated vesting are designed to compensate senior management for the termination of their rights under the existing compensation system.

Q:   What will happen if these proposals are not approved by the unitholders?

A:If the proposals are not approved, the existing compensation system will remain in place. As Cedar Fair grows and its revenues and cash distributions increase, the cash compensation payable to senior management will continue to increase. Additionally, the compensation system will not include a strong equity incentive component intended to align the interests of senior management with those of the unitholders.

Q:May I change my vote after submitting my proxy?

A:Yes. You may revoke your proxy at any time before it is exercised, and it will not be used if you attend the meeting and prefer to vote in person. If you instruct your broker to vote your units, you must follow directions received from your broker to change those instructions.

Q:What are the consequences if I do not vote?

A:A failure to vote has the same effect as voting against the proposals. If you do not return your proxy card, vote by telephone or over the Internet or instruct your broker how to vote any units held for you in your broker's name, the effect will be a vote against each of the proposals.

Q:   Who can help answer my questions?

A:If you have more questions about the proposals or if you would like additional copies of this document you should call or write the general partner:

     Cedar Fair Management Company
     One Cedar Point Drive
     Sandusky, Ohio  44870-5259
     Attention:  Brian C. Witherow, Corporate Director-Investor
Relations
     Phone Number:  (419) 627-2233
     Fax Number:  (419) 627-2260

                             SUMMARY

  This brief summary highlights information from this proxy statement and does not contain all of the information that is important to you. We have included page references parenthetically to direct you to a more complete description of each topic presented in this summary. We urge you to carefully read this entire document, the exhibits and the other information referred to in "Where You Can Find More Information" (page ___).

The Partnership (page ___)
Cedar Fair, L.P.
One Cedar Point Drive
Sandusky, Ohio  44870-5259

  Cedar Fair, L.P., is a publicly traded Delaware limited partnership managed by its general partner, Cedar Fair Management Company. Cedar Fair, L.P. and its affiliated companies own and operate five amusement parks and four separate-gated water parks: Cedar Point and Soak City, located on Lake Erie between Cleveland and Toledo in Sandusky, Ohio; Knott's Berry Farm, located near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom, located near Allentown in South Whitehall Township, Pennsylvania; Valleyfair, located near
Minneapolis-St. Paul in Shakopee, Minnesota; Worlds of Fun and Oceans of Fun, located in Kansas City, Missouri; a newly-acquired water park located near San Diego in Chula Vista, California, which is being operated as Knott's Soak City U.S.A; and a fourth water park being constructed adjacent to Knott's Berry Farm. The partnership also operates Knott's Camp Snoopy at the Mall of America in Bloomington, Minnesota, under a management contract.

Background (pages ___)

  The Board of Directors of Cedar Fair Management Company believes that the existing senior management compensation system, by which cash bonuses, deferred unit awards and other compensation are provided to Cedar Fair senior management, no longer serves the best interests of Cedar Fair and its unitholders and needs to be modified. Accordingly, the Board of Directors of the general partner has voted to restructure the compensation system, effective retroactively to January 1, 2000.

  Cedar Fair's existing compensation system for senior management is based on (a) the payment of relatively low base salaries to senior management and (b) these senior managers' eligibility to participate in a bonus pool derived from management and incentive fees paid to the general partner under Cedar Fair's limited partnership agreement. Senior management generally refers to the 23 shareholders and share-equivalent holders of the general partner, Cedar Fair Management Company.

  As originally designed, the existing compensation system was intended to provide senior management a strong incentive to continually increase cash distributions to unitholders, and the system achieved this objective. At this point in time, however, the Board of Directors believes it is desirable to make Cedar Fair's compensation more consistent with that of other superior performing companies and in particular that it should have a stronger equity incentive component.

Proposed Fee and Compensation Restructuring Plan (page ___)

  The Board of Directors recommends implementing the steps described in this proxy statement in order to put the fee and compensation restructuring into effect, including increasing base salaries to be more in line with current market conditions and making the general partner's shareholders and share-equivalent holders (each of whom is a member of Cedar Fair's senior management) eligible for a year-end bonus generally equal to 50% of their base salaries. Under the restructuring plan, the limited partnership agreement would be amended to decrease the general partner's interest in Cedar Fair from 0.5% to 0.1%, and management and incentive fees currently paid to the general partner would be eliminated. Additionally, Cedar Fair's existing bonus and incentive compensation policy for senior management would be terminated and a new equity incentive plan would be adopted. A new cash bonus plan for senior management would also be adopted.

Lump Sum Payouts and Unit Option Grants (page ___)

  In connection with terminating the existing system, one-time lump sum cash payments and awards of unit options will be made to shareholders and share-equivalent holders of the general partner. The cash payments will aggregate $8,542,000 and options for a total of 2,330,000 units will be awarded. The options have an initial exercise price of $20 per unit, which will be reduced over time by the amount of cash distributions paid on outstanding units. These payments and grants will be made to compensate Cedar Fair's senior management for the termination of their rights under the existing compensation system. Also, all unvested deferred units previously awarded to these individuals will become vested.

Proposal One - Approval of the Amendment to the Limited
Partnership Agreement
(page __)

  To implement the new compensation system, the Board of Directors recommends amending the limited partnership agreement of Cedar Fair in order to terminate the management and incentive fees that are currently paid to the general partner, to reduce the general partner's interest in the partnership from 0.5% to 0.1% and to increase the aggregate interest of the limited partners from 99.5% to 99.9%. The amendment would also allow the general partner to propose and adopt employee benefit plans, including plans involving the issuance of up to 4,830,000 units, for the benefit of employees of Cedar Fair and its affiliates.

  The proposed amendment to the limited partnership agreement is attached as Exhibit A to this proxy statement. You should read the proposed amendment in its entirety. The summary provided above is qualified in its entirety by reference to the actual amendment.

Proposal Two - Approval of the 2000 Equity Incentive Plan
(page ___)

  The 2000 Equity Incentive Plan, a copy of which is attached as Exhibit B to this proxy statement, represents the equity component of the new compensation system. For a full understanding of this plan, you should read it in its entirety.

  The purpose of the plan is to enable Cedar Fair and its affiliates to provide employee compensation in the form of equity and to align a portion of senior management's compensation more closely with the interests of unitholders. The Board of Directors believes that the plan will encourage employees of Cedar Fair and its affiliates to acquire a proprietary and vested interest in the growth and performance of Cedar Fair and enhance the ability of Cedar Fair to attract and retain exceptional managers.

  The maximum number of units for which awards may be granted under the plan is 4,830,000. Options for 2,330,000 of those units will be granted in connection with the restructuring and the remaining 2,500,000 units will be available for future issuances. The units available for future issuances may be issuable as options, unit appreciation rights, restricted unit awards, performance units, distribution equivalents and other unit awards.

Existing Fee and Compensation System (pages ___)

  The existing compensation and fee system has been in place since 1987. This system is based on (a) the payment of relatively low base salaries to senior management and (b) these senior managers' eligibility to participate in a bonus pool derived from fees and distributions paid to the general partner under Cedar Fair's limited partnership agreement. The bonus pool comes from a formula based on three sources: first, cash distributions on the general partner's 0.5% interest in Cedar Fair; second, a management fee of 0.25% of Cedar Fair's net revenues (as defined); and third, an incentive fee based on quarterly distributions exceeding certain levels.

  As originally designed, the system was intended to provide senior management with a strong incentive to continually increase cash distributions to unitholders; the system achieved this objective. For example, distributions to unitholders were $0.54 per unit in 1988 and increased by an average of 9.2% per year during the period from 1988 to 1999. As a result of the formula, there was an annual bonus pool averaging approximately
$1.0 million from 1988 to 1991. More recently, the annual cash distributions to unitholders increased at an average annual rate of 5.9% from 1997 to 1999, and the resultant bonus pool increased to $5.6 million in 1997, $6.7 million in 1998, and $7.8 million in 1999. Without the restructuring, the bonus pool for 2000 is estimated to be at least $8.5 million.

Reasons for the Fee Restructuring Plan (page ___)

  As reflected in the above figures, Cedar Fair has been considerably more successful than many people anticipated in 1987, and the increasing size of the cash distributions to the general partner has resulted in a bonus pool of considerable size. As a consequence, several years ago, even after the number of participants in the bonus pool had more than doubled, the cash compensation paid to senior management began to constitute a disproportionately larger portion of total compensation than is the case at comparable companies.

  At this point in time, the Board of Directors believes it desirable to make Cedar Fair's cash compensation more consistent with that of other superior performing companies and believes the compensation system should have a stronger equity incentive component. The two proposals, taken together, are designed to achieve these objectives.

Interests of Certain Persons in the Proposals (page ___)

  In considering the recommendation of the Board of Directors to amend the limited partnership agreement and approve the new equity incentive plan, you should be aware that some of the directors and officers of Cedar Fair have interests in the fee and compensation restructuring plan that are different from or in addition to the interests you have as a unitholder. These interests arise because of participant rights under the existing bonus and incentive compensation plan and the lump sum payments of cash and grants of unit options that will be made to members of senior management in connection with the restructuring plan.

  In connection with terminating the existing bonus and incentive compensation program and the rights of the participants under that program, the general partner will (1) increase the base salaries of members of Cedar Fair senior management retroactive to January 1, 2000, to be more in line with current market levels for superior performing companies, (2) cause all unvested deferred units previously awarded under the current plan to accelerate and be issued, (3) make one-time lump sum cash payments in an aggregate amount of $8,542,000 to plan participants and (4) grant options under the new equity incentive plan for 2,330,000 units to the participants of the plan. Additionally, senior managers will be eligible for year-end bonuses generally equal to 50% of their base salaries if performance goals are met or exceeded. In cases of extraordinary performance, it is possible that bonuses could exceed the 50% level.

  The general partner's shareholders and share-equivalent holders, each of whom is a member of Cedar Fair senior management, will be eligible to participate in the new equity incentive plan if it is approved by the unitholders. Additionally, some of Cedar Fair's key employees, including certain officers and directors, will be eligible to participate in the new senior executive management incentive plan.

Recommendation of the General Partner (page ___)

  We recommend that you vote FOR the amendment to the limited partnership agreement and FOR the approval of the 2000 Equity
Incentive Plan.

  The Board of Directors believes that each of the proposals is important for the success of the overall plan.
Accordingly, the general partner reserves the right not to implement the proposal to amend the limited partnership agreement, including the fee restructuring plan, if the proposed new equity incentive plan is not approved by the unitholders.

The Special Meeting (page ___)

  The special meeting of the limited partner unitholders will be held on [day], [month], [date], 2000 at 9:00 a.m. (Pacific time) at Knott's Radisson Resort Hotel located adjacent to Knott's Berry Farm, 7675 Crescent Avenue, Buena Park, California. At the special meeting, you will be asked to approve the amendment to the limited partnership agreement, to approve the new Equity Incentive Plan and to act on any other matters that are properly brought before the special meeting.

Record Date; Vote Required (page ____)

  You may vote at the special meeting if you owned Cedar Fair units at the close of business on [record date], 2000. The proposed amendment to the limited partnership agreement will be adopted if holders of a majority of the outstanding units vote FOR the proposal. The Equity Incentive Plan will be adopted
(a) if partners holding a majority of the partnership interests that vote on the proposal vote FOR the proposal and (b) if the total vote cast on the proposal represents a majority of the interests entitled to vote. Because the Equity Incentive Plan is an integral part of the proposed restructuring of the executive compensation and fee system, Cedar Fair Management Company reserves the right not to implement the proposal to amend the limited partnership agreement, including the fee restructuring plan, if the proposed new equity incentive plan is not approved by the unitholders.

  As contemplated by the limited partnership agreement, Cedar Fair has received the opinion of Thompson Hine & Flory LLP, a copy of which is attached to this proxy statement as Exhibit D, that the proposed amendment to the limited partnership agreement would not result in the loss of limited liability of any limited partner or cause Cedar Fair to be treated as an association taxable as a corporation for federal income tax purposes. The opinion of Thompson Hine & Flory LLP sets forth the assumptions and limitations to which the opinion is subject. You should read the opinion in its entirety.

  A failure to vote or an abstention from voting on either proposal has the same effect as a vote against the proposal. You may vote your units in person by attending the special meeting, by mailing us your proxy or by telephone or over the Internet by following the instructions on the proxy card if you are unable or do not wish to attend the meeting in person.

                       THE SPECIAL MEETING

General

  This document is furnished in connection with the solicitation of proxies from the limited partner unitholders of Cedar Fair, L.P. by its general partner, Cedar Fair Management Company, for use at a special meeting. This document and the accompanying form of proxy is first being mailed to limited partner
unitholders on or about [                 ], 2000.

Time and Place

  The special meeting will be held at Knott's Radisson Resort
Hotel located adjacent to Knott's Berry Farm, 7675 Crescent
Avenue, Buena Park, California on [day], [date], 2000, at
9:00 a.m., (Pacific time).

Matters to be Considered

  At the special meeting, the limited partners will be asked to approve an amendment to the limited partnership agreement, approve a new Equity Incentive Plan and vote on any other matters that may be properly raised at the special meeting. It is not anticipated that any other matters will be raised at the special meeting.

Proxies

  The accompanying form of proxy is for use at the special meeting if you will be unable or do not wish to attend the special meeting in person. You may submit your proxy by mail, by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded.
Instructions for voting by telephone and over the Internet are included on the proxy card. All of the Cedar Fair units represented by proxies properly received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If no voting instructions are indicated on a proxy, the units represented by that proxy will be voted in favor of each of the proposals. Any proxy given on the accompanying form may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed by:

  - Submitting to the Corporate Director of Investor Relations, before the vote is taken at the special meeting, a written notice of revocation bearing a later date than the date of the proxy.

  - Submitting a properly executed later-dated proxy relating to the same units.

  -    Attending the special meeting and voting in person.

If you instruct your broker to vote your units, you must follow directions received from your broker to change those instructions. In order to vote in person at the special meeting, you must attend the special meeting and cast your vote in accordance with the voting procedures established for the meeting. Attendance at the meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the vote is taken at the special meeting as follows:

  Cedar Fair Management Company
  One Cedar Point Drive
  Sandusky, Ohio  44870-5259
  Phone:  (419) 627-2233
  Facsimile:  (419) 627-2260
  Attention:  Brian C. Witherow, Corporate Director-Investor
Relations

  Unitholders who require assistance in changing or revoking a proxy should write the address or call the phone number provided above.

Solicitation of Proxies

  The cost of soliciting the proxies from unitholders will be borne by Cedar Fair. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of the units, and the general partner, upon request, will reimburse the brokerage houses and custodians for their reasonable expenses in so doing. The general partner and its directors, officers and employees may solicit the vote of unitholders. These persons will receive no additional compensation for their assistance in soliciting proxies.

Record Date; Voting Right; Quorum; Vote Required

  Cedar Fair Management Company has fixed the close of business on [_____________], 2000 as the record date for unitholders entitled to notice of and to vote at the special meeting.

  The only outstanding voting securities of Cedar Fair are the limited partner units and the general partner interest. Only holders of record of units on the record date are entitled to notice of the special meeting, and to vote at the special meeting. Each holder of record, as of the record date, of limited partner units is entitled to cast one vote per unit on each of the proposals.

  The presence in person or by proxy of holders of a majority of the units entitled to vote at the special meeting will constitute a quorum for the transaction of any business. In case a quorum is not present, the meeting may be adjourned from time to time without notice other than an announcement at the time of the adjournment of the date, time and place of the adjourned meeting.

  The proposed amendment to the limited partnership agreement will be approved if holders of a majority of the outstanding units vote FOR the proposal. The Equity Incentive Plan will be approved if partners holding a majority of the partnership interests that vote on the proposal vote FOR the proposal, provided that the total vote cast on the proposal represents a majority of the interests entitled to vote. Accordingly, a proxy marked "abstain" will have the effect of a vote against the proposals. Similarly, the failure of a unitholder to return a proxy or attend the special meeting to vote in person will have the effect of a vote against each of the proposals. The Board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope or to submit your proxy by telephone or over the Internet.

  As contemplated by the limited partnership agreement, Cedar Fair has received the opinion of Thompson Hine & Flory LLP, a copy of which is attached to this proxy statement as Exhibit D, that the proposed amendment to the limited partnership agreement would not result in the loss of limited liability of any limited partner or cause Cedar Fair to be treated as an association taxable as a corporation for federal income tax purposes. The opinion of Thompson Hine & Flory LLP sets forth the assumptions and limitations to which the opinion is subject. You should read the opinion in its entirety.

  On the record date, there were approximately [51,980,000] units outstanding and entitled to vote at the special meeting, held by approximately [11,000] holders of record. As of May 31, 2000, the directors and executive officers of the general partner and their affiliates beneficially owned and were entitled to vote 2,708,000 units, or approximately 5.2% of the units outstanding on that date. See "Security Ownership of Certain Beneficial Owners and Management."

Dissenters' Appraisal Rights

  Unitholders are not entitled to dissenters' appraisal rights in connection with the proposed transactions under either the Cedar
Fair limited partnership agreement or Delaware law.

            BACKGROUND AND REASONS FOR THE PROPOSALS

The Partnership

  Cedar Fair, L.P., is a publicly traded Delaware limited partnership managed by its general partner, Cedar Fair Management Company. Cedar Fair, L.P. and its affiliated companies own and operate five amusement parks and four separate-gated water parks:
Cedar Point and Soak City, located on Lake Erie between Cleveland and Toledo in Sandusky, Ohio; Knott's Berry Farm, located near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom, located near Allentown in South Whitehall Township, Pennsylvania; Valleyfair, located near Minneapolis-St. Paul in Shakopee, Minnesota; Worlds of Fun and Oceans of Fun, located in Kansas City, Missouri; a newly-acquired water park located near San Diego in Chula Vista, California, which is being operated as Knott's Soak City U.S.A; and a fourth water park being constructed adjacent to Knott's Berry Farm. The partnership also operates Knott's Camp Snoopy, a 7-acre indoor amusement park at the Mall of America in Bloomington, Minnesota, under a management contract that expires in 2012.

  The parks are family-oriented, with recreational facilities for people of all ages, and provide clean and attractive environments with exciting rides and entertainment. All principal rides and attractions are owned and operated by the Partnership and its affiliated companies. The Partnership's four seasonal parks are generally open daily from 9:00 a.m. to 10:00-12:00 at night from early May until Labor Day, after which they are open during weekends in September and October. As a result, virtually all of the operating revenues of these parks are derived during an approximately 130-day operating season. Knott's Berry Farm is open daily from 9:00-10:00 a.m. to 6:00-12:00 at night on a year-round basis. Each park charges a basic daily admission price, which allows unlimited use of all rides and attractions with the exception of Challenge Park and Soak City at Cedar Point; Challenge Park at Valleyfair; go-kart and bumper boat attractions at Dorney Park; Oceans of Fun and RipCord at Worlds of Fun; and the two Knott's Soak City U.S.A. water parks.

  The demographic groups that are most important to the parks are young people ages 12 through 24 and families. Families are believed to be attracted by a combination of the rides and entertainment and the clean, wholesome atmosphere. Young people are believed to be attracted principally by the action-packed rides. During their operating seasons, the parks conduct active television, radio and newspaper advertising campaigns in their major market areas.

Background and Reasons for the Proposals

  Currently, pursuant to the Cedar Fair limited partnership agreement, cash bonuses, deferred unit awards and other employee compensation and benefits provided to Cedar Fair's senior management are paid or reimbursed by the general partner out of the management and incentive fees and cash distributions Cedar Fair Management Company receives from Cedar Fair as its general partner, pursuant to the limited partnership agreement as currently in effect.

  Cedar Fair's compensation system for senior management (each of whom is a shareholder or share-equivalent holder of Cedar Fair Management Company) has been in place since 1987, when Cedar Fair first became a publicly traded limited partnership. This system is based on (a) the payment of relatively low base salaries to senior management and (b) these senior managers' eligibility to participate in a bonus pool derived from fees paid to the general partner under Cedar Fair's limited partnership agreement. The bonus pool comes from a formula based on three sources: first, cash distributions on the general partner's 0.5% interest in Cedar Fair; second, a management fee of 0.25% of Cedar Fair's net revenues (as defined); and third, an incentive fee based on quarterly distributions exceeding certain levels.

  As originally designed, the system was intended to provide senior management with a strong incentive to continually increase cash distributions to unitholders; the system achieved this objective. For example, distributions to unitholders were $0.54 per unit in 1988 and increased by an average of 9.2% per year during the period from 1988 to 1999. As a result of the formula, there was an annual bonus pool averaging approximately
$1.0 million from 1988 to 1991, which represented approximately 4% of total partnership cash available for distribution during the period. More recently, the annual cash distributions to unitholders have increased at an average annual rate of 5.9% from 1997 to 1999. The resultant bonus pool increased to $5.6 million in 1997, $6.7 million in 1998, and $7.8 million in 1999 which represented 8.8%, 9.4% and 9.8%, respectively, of total partnership cash available for distribution in these years. Without the restructuring, the bonus pool for 2000 is estimated to be at least $8.5 million, approximately 10% of total cash available for distribution in the current year.

  From these figures, it is clear that Cedar Fair has been considerably more successful than many people anticipated in 1987, and the increasing size of the cash distributions to the general partner has resulted in a bonus pool of considerable size. As a consequence, several years ago, even after the number of participants in the pool had more than doubled, the cash compensation paid to senior management began to constitute a disproportionately larger portion of total compensation than is the case at comparable companies. These levels of cash compensation are relatively predictable. As a result, the Board began issuing an increasing amount of deferred compensation beginning in 1992.

  Beginning in mid-1999, a committee of the Board of Directors comprised exclusively of non-employee members of the Board began active consideration of whether or not to recommend a new management and incentive fee/executive compensation system.
After several meetings without management participation, a new fee and compensation system was first proposed to representatives of senior management in late January 2000 and, after minor modifications, was subsequently approved by those representatives. The management and incentive fee/executive compensation proposal was then unanimously approved by the Board of Directors on March 2, 2000, with those Directors who were either employees of Cedar Fair or its affiliates or newly elected in 2000 abstaining from the vote. Later, the proposal was presented to the shareholders and share-equivalent holders of Cedar Fair Management Company, who approved the proposal at a special meeting of shareholders held on April 28, 2000.

Proposed Fee and Compensation Restructuring Plan

  The Board of Directors believes it desirable to make Cedar Fair's cash compensation more consistent with that of other superior performing companies and believes that the compensation system should have a stronger equity incentive component. Since the existing system affords the present shareholders and share-equivalent holders of Cedar Fair Management Company with relatively predictable, high levels of cash compensation for the foreseeable future, the Board of Directors has also determined to make one-time lump sum payments of cash bonuses and grants of unit options to Cedar Fair senior management. These payments and grants will be made to compensate senior management for the termination of their rights under the existing compensation system. As part of the elimination of the old compensation system, the Board has also determined to accelerate the vesting of deferred unit awards earned under the old system.

  In reaching these conclusions, the Board of Directors determined that the existing compensation system is too heavily weighted toward cash compensation. The Board also believes that compensation should be more closely linked to the stock market performance of the Cedar Fair units. Accordingly, the Board of Directors has voted to restructure the compensation system and the system of management and incentive fees paid by Cedar Fair to the general partner, effective retroactively to January 1, 2000. In order to implement the fee and compensation restructuring program, the Board of Directors recommends taking the following steps:

  - If approved by unitholders holding the requisite number of units, the limited partnership agreement will be amended to reduce the general partner's interest in Cedar Fair from 0.5% to 0.1% and to eliminate the management and incentive fees currently paid to the general partner.

  - Cedar Fair's existing bonus and incentive compensation policy for senior management will be terminated.

  - Management base salaries will be increased to be more in line with current market levels for comparable industry competitors and high-performing companies of similar size. Salary increases will be retroactive to January 1, 2000.

  - The general partner's shareholders and share-equivalent holders, each of whom is a member of Cedar Fair's senior management, will be eligible for year-end bonuses beginning in 2000, generally equal to 50% of their base salaries if performance goals are met or exceeded. In cases of extraordinary performance, it is possible that bonuses could exceed the 50% level, but would be subject to any limitations imposed by the limited partnership agreement as it may be amended or restated.

  - If the new equity incentive plan is approved by unitholders holding the requisite number of units, the general partner's shareholders and share-equivalent holders and other employees of Cedar Fair will be eligible to participate in the plan beginning in 2000.

  - One-time lump sum payments of cash and grants of unit options will be made to shareholders and share-equivalent holders of the general partner.

  - Cedar Fair will adopt a new cash bonus plan, the senior executive management incentive plan. See "Interests of Certain Persons in the Proposals - 2000 Senior Executive Management
     Incentive Plan."

  The proposed amendment to the limited partnership agreement will be approved if partners holding a majority of the outstanding units vote FOR the proposal. The proposed new equity incentive plan will be adopted if we obtain the approval of partners holding a majority of the partnership interests that vote on the proposal and if the total vote cast on the proposal represents a majority of the interests entitled to vote. The adoption of the new cash bonus plan does not require the approval of the unitholders but is being described in this proxy statement because it is an integral part of the fee and compensation restructuring plan.

  Cedar Fair Management Company believes that each of the steps of the fee and compensation restructuring plan referred to above is important for the success of the plan. Accordingly, Cedar Fair Management Company reserves the right not to implement the proposal to amend the limited partnership agreement, including the fee restructuring plan, if the proposed new equity incentive plan is not approved by the unitholders.

Existing Fee and Compensation System

  Fees and Distributions to the General Partner

  As the general partner, Cedar Fair Management Company is entitled to receive certain management and incentive fees and other cash distributions from Cedar Fair. Currently, pursuant to the terms of the limited partnership agreement in exchange for services provided, the general partner receives the following fees:

  -    An "annual management fee" equal to 0.25% of Cedar Fair's
     "net revenue" (as defined in the limited partnership agreement) for each year.

  - An "available cash incentive fee" equal to 18.18% of the "excess distribution amount" (as defined in the limited partnership agreement) paid to unitholders in each year.

  In addition to this fee income received from the partnership, the general partner receives quarterly cash distributions. Pursuant to the limited partnership agreement, each quarter Cedar Fair must distribute all of its "available cash" (as defined in the limited partnership agreement) to the general partner and the limited partners in accordance with their respective percentage interests. Currently, the general partner's percentage interest is 0.5% and the aggregate percentage interest of the limited partners is 99.5%.

  The general partner earned $7.8 million, $6.7 million and $5.6 million of total fees and distributions from Cedar Fair in 1999, 1998 and 1997, respectively. Cash bonuses, deferred unit awards, incentive and deferred compensation and other employee benefits provided to Cedar Fair's senior management are paid or reimbursed by the general partner out of these management and incentive fees and cash distributions that it receives from Cedar Fair.

  One objective of the fee and compensation restructuring plan is to eliminate the management and incentive fees and significantly reduce the cash distributions paid to the general partner which are used to pay compensation to senior management. If the restructuring plan is approved, our compensation system will more closely resemble the compensation systems of other superior performing companies, a portion of management compensation will be linked more closely to the stock-market performance of the units, and cash bonuses will make up a smaller portion of total compensation for senior management.

  Bonus and Incentive Compensation Policy

  The general partner is owned by four members of Cedar Fair's senior management. The 19 members of Cedar Fair's senior management who are not shareholders of the general partner are share-equivalent holders. Each share-equivalent holder is a party to an agreement with the general partner pursuant to which the holder is generally treated as if he or she were a shareholder for economic, but not voting, purposes. The share-equivalent holders have a right to receive incentive compensation from the general partner or Cedar Fair as if the share-equivalent holder were a shareholder of the general partner.

  As discussed above, the general partner distributes the fees it receives from Cedar Fair to its shareholders and share-equivalent holders in the form of cash bonuses and deferred compensation. The guidelines for these distributions were established by the general partner's bonus and incentive compensation policy. Under that policy, funds available to the general partner are allocated as compensation to shareholders and share-equivalent holders in the following manner:

  - First to cash bonuses in an amount not to exceed 150% of aggregate base salaries of shareholders and share-equivalent holders.

  - If the sum of total funds available exceeds 150% but is equal to or less than 200% of the aggregate base salaries, the additional amount is allocated to deferred compensation and may be divided between (1) deferred limited partnership units and
     (2) supplemental retirement benefits. In recent years, the additional amounts available generally have been allocated to deferred limited partnership units.

  - If the sum of the total funds available exceeds 200% of the aggregate base salaries, the additional amounts available are allocated as recommended by the general partner's compensation committee and approved by its board.

  Deferred limited partnership units issued under the policy are subject to vesting requirements and other restrictions. Supplemental retirement benefits awarded under the policy represent the right of the participant to receive benefits from Cedar Fair upon retirement at age 62 or older, if the participant has a minimum of twenty years' service with Cedar Fair and/or its predecessors. The award of cash bonuses and deferred units to particular shareholders and share-equivalent holders under the policy are based upon the success of Cedar Fair's operations during the previous year, the individual's position with the general partner, the responsibilities of the position, the individual's contribution to Cedar Fair's operations and other relevant factors. During 1992 to 1996, supplemental retirement benefits were allocated until fully funded based on a target annual retirement benefit (including amounts projected to be available from Cedar Fair's profit sharing retirement plan) of 57.5% of average base salary projected for the three years prior to retirement at age 65. The general partner's compensation committee has discretion to revise the assumptions and methodology used in allocating amounts to participants under the policy. Any deferred units issued under the policy are subject to forfeiture or acceleration in certain events. See "Executive Compensation - Employment Contracts and Termination of Employment and Change in Control Arrangements."

  If the proposed fee and compensation restructuring plan is implemented, the bonus and incentive compensation policy and all of the rights of the shareholders and share-equivalent holders under the policy will be terminated, and the vesting of deferred units awarded in the past will be accelerated. See " - Lump Sum Payouts and Unit Option Grants."

  The following table illustrates our estimate of the effect of the proposed new system compared to the old (existing) system:

             Aggregate Expense of                     Increase in Cash
                   Salaries,                           Available for
             Bonuses and Deferred      One-Time       Distribution to
                   Units to             Payouts         Unitholders
               Senior Management                      Under New System
  Year

                                                                    Per
           Old System    New System                   Amount       Unit


  2000     $11,900,000  $7,000,000    $ 8,500,000  $ (3,600,000)  $(0.07)
  (est.)                                                  (est.)

  2001      13,500,000   7,300,000        -0-          6,200,000     0.12
  (est.)                                                  (est.)

  2002      15,100,000   7,600,000        -0-          7,500,000     0.14
  (est.)                                                  (est.)

Lump Sum Payouts and Unit Option Grants

  In connection with terminating the existing bonus and incentive compensation program and the rights of senior management under that program, one-time lump sum cash payments in an aggregate amount of $8,542,000 and a total of 2,330,000 unit option awards under the new equity incentive plan will be made to participants in the old compensation system. The lump sum payments of cash and unit option grants are designed to compensate Cedar Fair's senior management for the termination of their rights under the existing compensation system. The one-time lump sum payments will consist of:

  - Cash payments to each of the general partner's shareholders and share-equivalent holders totaling an aggregate of $3 million.

  - "Tax gross-up" cash payments to holders of deferred units to pay estimated income taxes expected to be incurred as a result of the accelerated issuance of the deferred units.

Effective March 2, 2000, the general partner's Board granted 2,330,000 unit option awards under the new equity incentive plan, subject to unitholder approval of the new plan at the special meeting, to the general partner's shareholders and share-equivalent holders. The unit options awarded will vest at the rate of 20% per year for five years and will be exercisable over 10 years from the date of grant. The options will have an initial exercise price of $20 per unit which will be reduced over time by the amount of cash distributions paid on outstanding units. The closing price of the units on the New York Stock Exchange on the date of grant was $18.3125 per unit. If one assumes that the current rate of distributions per unit ($.375 per quarter) continues, the exercise price as of December 31, 2001 and as of December 31, 2002 would be $17.375 and $15.875, respectively. If there should be a change in control prior to March 2, 2005, the exercise price of these options would be the lower of the exercise price as calculated above or $12.50. See "Interests of Certain Persons in the Proposals - Lump Sum Payouts and Unit Option Grants."

  Because the unit options have a variable exercise price, generally accepted accounting principles will require Cedar Fair to recognize compensation expense over the period during which the options are outstanding, based on the difference between the current market value of Cedar Fair units and the option exercise price at each reporting date. Increases in the market price of the units as well as decreases in the option exercise price resulting from quarterly cash distributions will result in the recognition of non-cash compensation expense each fiscal period.

Any subsequent decrease in the market price of the units will be recognized as income, but limited to the amount of previously recorded compensation expense on these options. These accounting adjustments will affect Cedar Fair's financial reporting income and could be material in some fiscal periods, but will not affect the amount of cash available for distributions to unitholders.

Proposal One - Approval of the Amendment to the Partnership
Agreement

  To implement the new compensation system, the Board of Directors recommends amending the Cedar Fair limited partnership agreement as follows:

  - Terminate the management and incentive fees that are currently paid to the general partner.

  - Reduce the general partner's interest in the partnership from 0.5% to 0.1% and increase the aggregate interest of the limited partners from 99.5% to 99.9%.

  - Allow the general partner to propose and adopt employee benefit plans, including plans involving the issuance of up to 4,830,000 units, for the benefit of employees of Cedar Fair and its affiliates.

  The proposed amendment to the limited partnership agreement is attached as Exhibit A to this proxy statement. You should read the proposed amendment in its entirety. The summary provided above is qualified in its entirety by reference to the actual amendment.

Proposal Two - Approval of the 2000 Equity Incentive Plan

  The 2000 Equity Incentive Plan represents the equity component of the new compensation system. In connection with the fee and compensation restructuring plan, the Board of Directors recommends that Cedar Fair adopt a new equity incentive plan, in the form presented in this document, to replace the existing bonus and incentive compensation program that will be terminated. The purpose of the new plan is to align a portion of senior management's compensation more closely with the interests of unitholders and to encourage employees of Cedar Fair and its affiliates to acquire a proprietary and vested interest in the growth and performance of Cedar Fair and to enhance the ability of Cedar Fair to attract and retain exceptional managers. The Board of Directors anticipates that, subject to determinations by its Compensation Committee or that committee's designee, the initial participants in the new equity incentive plan will include (a) the 15 senior executives who are expected to participate in the new senior executive management incentive plan and (b) approximately 50 additional senior managers who are expected to participate in other incentive compensation programs.

  A copy of the new equity incentive plan is attached to this proxy statement as Exhibit B. You should read the plan in its entirety. The summary provided here is qualified in its entirety by reference to the actual plan.

  - Term. The term of the plan is 10 years from the effective date. No awards may be granted after the termination date. Awards granted under the plan will have a term set by the committee on the date of grant and the award term may extend beyond the termination of the plan.

  - Number of Units. The maximum number of units with respect to which awards may be granted is 4,830,000. No participant may be granted awards in any one calendar year with respect to more than 100,000 units, other than one-time lump sum awards made in connection with the proposed fee and compensation restructuring plan. In connection with the restructuring plan effective
     March 2, 2000, Cedar Fair granted options for 2,330,000 units under the plan, subject to unitholder approval of the plan at the special meeting.

  - Types of Awards. The plan covers awards of options, unit appreciation rights, restricted unit awards, performance units, distribution equivalents and other unit awards.

  - Committee. The Compensation Committee of the Board of Directors or its designee will administer the plan. The administrator of the plan, whether the committee or its designee, is referred to in this document as the "committee." The committee has the authority to determine: (1) which participants will be granted awards, (2) the type of awards granted, (3) the number of units covered by each award, (4) the terms and conditions of the grant, (5) whether and to what extent an award may be settled in cash, units or other property and (6) whether and to what extent awards may be deferred either automatically or at the election of the participant. The committee also interprets and administers the plan and any agreement or instrument entered into under the plan.

  - Participants. The committee may grant awards under the plan to any employee, officer or director (including non-employee directors) of Cedar Fair or any of its affiliates.

  - Options. The purchase price of options granted under the plan will be determined by the committee in its sole discretion; provided that the purchase price may not be less than the fair market value of the units at the time of grant, except that the price may be reduced (but not below zero) prior to the exercise of the option by the amount of cash distributions per unit made by Cedar Fair prior to exercise.

  - Unit Appreciation Rights. A unit appreciation right is the right to receive upon exercise the excess of (1) the fair market value of one unit over (2) the grant price of the appreciation right on the date of grant. Unit appreciation rights may be granted either alone or in addition to other awards granted under the plan.

  - Restricted Units. A restricted unit is any unit issued with a restriction that the holder may not sell, transfer, pledge or assign the unit (and with other restrictions imposed by the committee). Restricted units may be issued to participants for no cash consideration or minimum cash consideration either alone or in addition to other awards granted under the plan. Unless otherwise determined by the committee, upon the termination of a participant's employment for any reason during the restriction period, all restricted units that remain subject to restriction will be forfeited. If a participant's employment termination is the result of retirement, permanent disability or death or other special circumstances, however, the committee may waive any remaining restrictions if it believes that a waiver would be in the best interest of Cedar Fair.

  - Performance Awards. Performance awards may be issued for no cash consideration or minimum cash consideration, either alone or in addition to other awards granted under the plan. The performance criteria and levels to be achieved during a performance period and the length of a performance period will be determined by the committee upon the grant of a performance award. Generally, performance awards will be distributed only after the end of the relevant performance period and may be paid in cash, units, other property or any combination of the three. Additionally, performance award payments may be paid in lump sum or in installments.

  - Other Unit Awards. In addition to the awards listed above, the committee may grant "other" awards of units or awards valued in whole or in part by reference to or based on units or other property. Other awards may be issued for no cash consideration or minimum cash consideration, either alone or in addition to other awards granted under the plan. Such other awards may be paid in units, other securities of Cedar Fair, cash or any other property.

  - Change in Control. Unless the committee determines otherwise at the time of grant, upon a "change in control" (as defined in the plan) (1) any options and unit appreciation rights outstanding which are not exercisable and vested will become fully exercisable and vested, (2) the restrictions and deferral limitations on any restricted units will lapse and the restricted units will be free of all restrictions and limitations and become fully vested and transferable, (3) all performance awards will be considered earned and payable in full and any deferral or other restriction on any performance award will lapse and the performance award will be immediately settled or distributed and
     (4) the restrictions and deferral limitations and other conditions applicable to any other unit awards will lapse and the other unit awards will be free of all restrictions, limitations or conditions and become fully vested and transferable.

  - Change in Control Cash-Out. If the committee so determines at or any time after the time of grant, during the 60-day period after a change in control, a participant holding an option will have the right, whether or not the option is fully exercisable and in lieu of payment of the purchase price for the units being purchased under the option, to surrender all or part of the option to Cedar Fair for cash in an amount equal to the amount by which the change in control price per unit on the date of election exceeds the purchase price per unit under the option, multiplied by the number of units granted under the option as to which the right is exercised.

  - Definition of Change in Control. A "change in control" occurs when (1) certain persons acquire or obtain the right to acquire the beneficial ownership of 25% or more of the units then outstanding (excluding an offer for all of the outstanding units at a price and on terms determined by a majority of the directors to be in the best interest of Cedar Fair and the unitholders),
     (2) Cedar Fair files a report or proxy statement with the Securities and Exchange Commission disclosing in response to
     Item 1 of Form 8-K or Item 6(e) of Schedule 14A that a change in control of Cedar Fair has, may have or will occur in the future pursuant to a then existing contract, (3) the unitholders approve a transaction allowing Cedar Fair to merge with or into, to be consolidated with or become the subsidiary of another entity and after giving effect to the transaction less than 45% of the outstanding voting securities of the surviving or resulting entity or of the ultimate parent entity have been issued in exchange for Cedar Fair's voting securities,
     (4) the unitholders approve a transaction to sell, lease, transfer or otherwise dispose of all or substantially all of Cedar Fair's assets or (5) Cedar Fair Management Company ceases to be the sole managing partner of Cedar Fair without the prior approval of a majority of the shareholders of Cedar Fair Management Company.

  - Amendments. The Board may amend, alter or discontinue the plan but no amendment, alteration or discontinuance may be made that would impair the rights of an optionee or plan participant without the optionee's or participant's consent. The committee may amend the terms of any award but no amendment may impair the rights of any participant without his consent.

  - Termination of Awards. The committee has full authority to determine whether, to what extent and under what circumstances an award may be canceled or suspended. In particular, all of a participant's awards will be canceled if the participant, without the consent of the committee, becomes associated with, employed by or renders services to any business that is in competition with Cedar Fair or any business in which Cedar Fair has a substantial interest.

  In connection with the fee and compensation restructuring plan, the Board granted options for 2,330,000 units under the new equity incentive plan, effective March 2, 2000, subject to unitholder approval of the new plan. Currently, it is not possible to determine other specific amounts that may be awarded in the future under the plan. See "Interests of Certain Persons in the Proposals - Lump Sum Payouts and Unit Option Grants."

2000 Senior Executive Management Incentive Plan

  In connection with the restructuring plan, Cedar Fair plans to adopt a new cash bonus plan to replace the cash bonus portion of the existing bonus and incentive compensation policy that will be terminated. The purpose of the senior executive management incentive plan is to provide select key employees of Cedar Fair and its affiliates with incentive cash bonuses based on the achievement of financial, business and other performance criteria. The senior executive management incentive plan is not subject to unitholder approval but is being described in this proxy statement because it is an integral part of the fee and compensation restructuring plan. It is anticipated that approximately 15 of the most senior executives of Cedar Fair and its affiliates will participate in this plan. This group includes all of the current shareholders and many, but not all, of the current share-equivalent holders of the general partner. The remaining share-equivalent holders will participate in the Cedar Fair current incentive compensation plan under which they also will be eligible to receive incentive cash bonuses based on comparable criteria. A copy of the senior executive management incentive plan is attached to this proxy statement as Exhibit C and should be read in its entirety. The summary provided here is for the convenience of the unitholders and is qualified in its entirety by reference to the actual plan.

  - Committee. The plan will be administered by the Compensation Committee of the Board of Directors or its designee. The administrator of the plan, whether the committee or its designee, is referred to in this document as the "committee."
     The committee has the authority to: (1) determine which key employees will be granted awards, (2) determine the type of cash incentive awards granted, (3) determine the terms, conditions, performance periods and restrictions applicable to the cash incentive awards, (4) prescribe the forms of notices, agreements or other instruments relating to cash incentive awards, (5) grant cash incentive awards, (6) adopt, alter and repeal rules governing the plan, (7) interpret the terms and provisions of the plan and any cash incentive awards granted and (8) supervise the administration of the plan.

  - Participants. Select key employees of Cedar Fair and its affiliates are eligible to receive cash incentive awards under the plan. Initially, the Board of Directors anticipates that approximately 15 senior executives will participate in this plan.

  - Cash Incentive Awards. Awards are payable in cash and are contingent upon the achievement of the performance goals established by the committee.

  - Performance Measures. Each participant receives a competitive base salary determined by the committee. The target amount of a cash incentive award for each participant will be 50% of the participant's base salary for the performance period, subject to adjustment (the "award target"). Prior to the commencement of the performance period, the committee will determine reasonable performance measures (with such multiple levels of performance and relative weights as the committee may determine and which may or may not be readily quantifiable) for the performance period for each participant. The committee may establish different performance measures for different participants and the performance measures chosen may include individual performance measures that are specific to a particular participant. Additionally, the committee may select performance measures determined on a company, business unit, management function or other basis, as the committee deems reasonable. A performance period may be equal to or less than a full year, but not less than one fiscal quarter.

  - Award Payouts and Adjustments. A participant's actual incentive award payout will be determined by the extent to which the participant's individual performance measures are achieved for the applicable period, adjusted to reflect the relative weights determined by the committee for the respective performance measures. In its discretion based on factors it deems relevant, the committee may adjust a participant's actual cash incentive award payout up or down, but not above the award target except in limited instances described in the next sentence. If a participant's performance measures for a particular period are achieved at a level greater than that which would entitle the participant to receive a cash incentive award at the award target, the committee, in its discretion based on factors it deems relevant, may increase the participant's cash incentive award for the applicable performance period to an amount not in excess of 150% of the target award.

  - Limitations on Cash Incentive Award Payouts. No amounts may be paid under the plan to a participant if none of the participant's performance measures are met. Additionally, the aggregate amount of all cash incentive awards paid for an applicable performance period may not exceed the limits, if any, imposed on the payment of cash bonuses under the partnership agreement, as it may be amended or restated.

  - Deferral of Payments. The committee may permit participants to defer the payment of some or all of their cash incentive awards.

  - Change in Control. Unless otherwise determined by the committee, upon a change in control, all cash incentive awards will be deemed to have been earned to the extent determined by the committee. The definition of "change in control" under the plan is substantially the same as the definition used in the new equity incentive plan. See " - Proposal Two - Approval of the 2000 Equity Incentive Plan."

  - Termination of Employment. If the employment of a participant terminates for any reason, all deferred and unpaid cash incentive awards may be exercisable and paid only under the rules established by the committee.

  - Termination of Awards. The committee may cancel any unpaid or deferred cash incentive award at any time if the participant is not in compliance with the plan or the terms and conditions of the award, or if the participant, without prior written consent of Cedar Fair, (1) renders services to an organization or engages in a business that competes with Cedar Fair or (2) discloses or misuses Cedar Fair's material confidential business information.

  - Amendments. The Board may amend or suspend the plan at any time. The committee may amend the terms of any award but no amendment may impair the rights of any participant without his or her consent.

Recommendation of the General Partner

  We recommend that you vote FOR the amendment to the limited partnership agreement and FOR approval of the Equity Incentive
Plan.

          INTERESTS OF CERTAIN PERSONS IN THE PROPOSALS

  Some of the directors and officers of Cedar Fair have interests in the restructuring plan that are different from or in addition to the interest you have as a unitholder. These interests arise because of participant rights under the existing bonus and incentive compensation plan and the one-time lump sum payments of cash and unit option grants that will be made to members of senior management in connection with the fee and compensation restructuring plan. As described below, some of the officers and directors will receive benefits from the restructuring that are in addition to the benefits they will receive as unitholders. The Board of Directors was aware of these interests and fully considered them, among other things, in adopting the fee and compensation restructuring plan and recommending the approval of the related proposals. Those directors who were also employees of Cedar Fair and its affiliates, including those directors who are shareholders or share-equivalent holders of the general partner, did not vote on either proposal and did not participate to any significant extent in the development of these proposals.

Lump Sum Payouts and Unit Option Grants

  Under the existing bonus and incentive compensation policy, the general partner's shareholders and share-equivalent holders, comprising twenty-three members of senior management, are eligible to receive cash bonuses and deferred compensation and supplemental retirement benefits. Amounts due under the policy are payable out of the fee income and other cash distributions received by the general partner from Cedar Fair. See "Background and Reasons for Proposals - Existing Fee and Compensation System."

  The Board of Directors plans to eliminate the management and incentive fees payable to the general partner under the limited partnership agreement in connection with the restructuring plan. Additionally, Cedar Fair will terminate the existing bonus and incentive compensation policy, and adopt (1) a new cash bonus plan for certain key members of management and (2) a new equity incentive plan, provided that it is approved by the unitholders at the special meeting.

  In connection with terminating the existing bonus and incentive compensation policy and the rights of the participants under that program, the general partner will (1) cause all unvested deferred units previously awarded under the plan to accelerate and be issued, (2) make one-time lump sum cash payments in an aggregate amount of $8,542,000 to participants in the current program, and (3) grant unit options under the new equity incentive plan for 2,330,000 units to these participants.

Additionally, base salaries of Cedar Fair's senior management will be increased to be more in line with current market levels for superior performing companies, retroactive to January 1, 2000, and they will be eligible for year-end bonuses generally equal to 50% of their base salaries if performance goals are met or exceeded. In cases of extraordinary performance, it is possible that bonuses could exceed the 50% level.

  The lump sum cash payments and unit option grants are designed to compensate Cedar Fair senior management for the termination of their rights under the existing compensation system. The lump sum payments will consist of:

  - Cash payments to each of the general partner's shareholders and share-equivalent holders totaling an aggregate of $3 million.

  - "Tax gross-up" cash payments to holders of deferred units to pay the estimated income taxes expected to be incurred as a result of the accelerated issuance of the deferred units.

The unit options awarded will vest at the rate of 20% per year for five years and will be exercisable over 10 years. The options were awarded March 2, 2000, subject to unitholder approval of the new plan at the special meeting, and will have an initial exercise price of $20 per unit which will be reduced over time by the amount of cash distributions paid on outstanding units. The closing price of the units on the New York Stock Exchange on March 2, 2000, the date of grant, was $18.3125 per unit. If one assumes that the current rate of distributions per unit ($.375 per quarter) continues, the exercise price as of December 31, 2001 would be $17.375, and as of December 31, 2002, it would be $15.875. If there should be a change in control prior to March 2, 2005, the exercise price of these options would be the lower of the exercise price as calculated above or $12.50.

  The following table provides a summary of the number of deferred units accelerated, the lump sum cash payments and unit options to be received by and the increase in base salary for each named executive officer in connection with the restructuring:

    Name and      Units     Lump Sum                             Increase
   Principal    Accelerat   Payment     Other Lump     Options   in Base
    Position      ed (1)   for Taxes    Sum Payment    Granted    Salary

  Richard L.    103,580    $1,173,300  $770,000       720,000    $450,000
  Kinzel,
  President
  and Chief
  Executive
  Officer

  Jacob T.      20,868     236,400     150,000        205,000    125,000
  Falfas,
  Vice
  President
  and General
  Manager-
  Knott's
  Berry Farm

  Bruce A.      39,052     442,400     150,000        255,000    205,000
  Jackson,
  Corporate
  Vice
  President-
  Finance and
  Chief
  Financial
  Officer

  James L.      32,644     369,800     390,000        30,000     173,200
  Miears,
  Executive
  Vice
  President
  and General
  Manager-
  Cedar Point

  John R.       29,473     333,800     150,000        205,000    128,400
  Albino,
  Vice
  President
  and General
  Manager-
  Dorney Park

  Daniel R.     28,891     327,300     390,000        205,000    128,400
  Keller,
  Vice
  President
  and General
  Manager-
  Worlds of
  Fun

  Walter R.     32,165     364,300     150,000        205,000    128,400
  Wittmer,
  Vice
  President
  and General
  Manager-
  Valleyfair

() Assumes that units will be issued in the third quarter of 2000.

2000 Equity Incentive Plan

  The general partner's shareholders and share-equivalent holders will be eligible to participate in the new equity incentive plan if it is approved by the unitholders at the special meeting. See "Background and Reasons for the Proposals -
Proposal Two - Approval of the 2000 Equity Incentive Plan."

2000 Senior Executive Management Incentive Plan

  Some of Cedar Fair's key employees, including some officers and directors, will be eligible to participate in the new senior executive management incentive plan. See "Background and Reasons for the Proposals - 2000 Senior Executive Management Incentive Plan."

Current Incentive Compensation Plan

     At the present time, some of Cedar Fair's senior managers participate in the Cedar Fair Current Incentive Compensation Plan. None of the shareholders or share-equivalent holders of the general partner participate in this plan, although many of the share-equivalent holders participated in this plan before becoming share-equivalent holders and as a result are eligible to participate in the existing fee and compensation system described in this document.

     If the proposals described in this proxy statement are approved, Cedar Fair expects that 10 of the current share-equivalent holders will again participate in this plan, which will make them eligible for year-end bonuses equal to 50% of base salaries if performance goals are met or exceeded. Participants in the Current Incentive Compensation Plan will also be eligible to receive equity compensation under the proposed equity incentive plan.

     The Current Incentive Compensation Plan provides generally for annual cash bonuses from 5% to 50% of base salaries, depending on managerial responsibilities, if performance goals are met or exceeded. In 1999, approximately 240 people participated in this plan and, if the proposals being submitted to unitholders are approved, approximately 10 additional people are expected participate in 2000. See "Background and Reasons for the Proposals - Proposal Two - Approval of the 2000 Equity Incentive Plan."

                     EXECUTIVE COMPENSATION

Compensation of Executives; Summary Compensation Table

                                                  Long-
                                  Annual          Term
                               Compensation     Compensa
          (a)          (b)                      tion (f)     (i)
                              (c)       (d)
                                                Deferred     All
                                                  Unit      Other
  Name and Principal         Salary     Bonus    Awards   Compensa
       Position       Year     ($)       ($)       ($)    tion ($)
  Richard L. Kinzel,  1999  341,539   882,148   698,523   16,281
  President and       1998  296,924   786,067   519,500   16,200
  Chief Executive     1997  219,538   550,907   448,688   15,950
  Officer

  Jacob T. Falfas,    1999  209,615   408,321   142,574   13,676
  Vice President and  1998  188,462   333,530   84,100    16,200
  General Manager-    1997  94,827    129,759   224,586   15,950
  Knott's Berry Farm

  Bruce A. Jackson,   1999  185,961   349,929   277,062   16,281
  Corporate Vice      1998  154,346   295,386   215,800   16,200
  President-Finance   1997  137,731   301,323   144,616   15,950
  and Chief
  Financial Officer

  James L. Miears,    1999  176,346   330,465   148,827   16,281
  Executive Vice      1998  164,923   314,509   137,400   16,200
  President and       1997  162,730   296,853   125,706   15,950
  General Manager-
  Cedar Point

  John R. Albino,     1999  170,961   320,838   162,007   16,281
  Vice President and  1998  153,654   258,489   201,300   16,200
  General Manager-    1997  119,615   218,541   219,232   15,950
  Dorney Park

  Daniel R. Keller,   1999  170,961   320,838   162,007   16,281
  Vice President and  1998  154,692   295,386   165,800   16,200
  General Manager-    1997  146,731   267,713   144,809   15,950
  Worlds of Fun

  Walter R. Wittmer,  1999  170,961   320,838   162,007   16,281
  Vice President and  1998  154,731   295,386   165,800   16,200
  General Manager-    1997  147,731   269,535   117,052   15,950
  Valleyfair


Column (f) Deferred Unit Awards. The aggregate number of deferred Cedar Fair, L.P. units, representing restricted limited partner interests, awarded to Messrs. Kinzel, Falfas, Jackson, Miears, Albino, Keller and Wittmer as of December 31, 1999, together with their market value at year end, were 97,774 ($1,894,370), 19,698 ($381,651),
       36,863 ($714,226), 30,815 ($597,030), 27,821 ($539,024),
       27,272 ($528,389), and 30,362 ($588,271), respectively.
       These units will accrue additional deferred units on the date of each quarterly distribution paid by Cedar Fair, calculated at the NYSE closing price on that date.

Column (i) All Other Compensation. Comprises amounts accrued under the following plans:

       1.Profit Sharing Retirement Plan - With respect to 1999,
          $11,481 was credited to the account of each of the named executive officers, with the exception of Mr. Falfas who was credited with $8,876 in 1999.
       2.Employees' Savings and Investment Plan - With respect to 1999, $4,800 was credited to the account of each of the named executive officers.
       3.Supplemental Retirement Benefits - No amounts were awarded in 1999.

Cash bonuses, deferred unit awards, and supplemental retirement benefits provided to the partnership's executive management are reimbursed by the general partner out of funds provided by its management and incentive fees and cash distributions from the partnership. This system is proposed to be changed if the proposals presented in this proxy statement are adopted.

Compensation of Directors

     The Board of Directors establishes the fees paid to directors and Board committee members for services in those capacities. The current schedule of fees is as follows:

1. For service as a member of the Board, $15,000 per annum, payable quarterly, plus $1,000 for attendance at each meeting of the Board.

2. For service as a Board committee member, $250 for attendance at each committee meeting held on the same date on which the Board of Directors meets and $1,000 for attendance at any additional committee meeting held on a date other than a date on which the Board of Directors meets.

3. For service as chairman of a committee of the Board, a fee of $2,500 per annum.

     These fees are payable only to non-management directors. Management directors receive no additional compensation for service as a director. All directors receive reimbursement from Cedar Fair for expenses incurred in connection with service in that capacity.

Employment Contracts and Termination of Employment and Change in
Control Arrangements

     Severance Compensation

     All regular, full-time, non-union affiliated employees, including the named executive officers, who have been employed by Cedar Fair for at least one year are eligible for severance compensation under the severance pay plan. Under the plan, employees are generally eligible for severance pay if their employment is terminated due to the elimination of the job or position, a mutually agreed-upon separation of the employee due to performance, or a change in ownership which results in replacement of the employee by the new owner. Upon termination of employment where severance compensation is payable under the plan, the employee is entitled to receive a payment based on the following schedule:


          Length of Service          Severance Pay

       1 year through 10 years    One week of pay for each
                                   full year of service

       11 years through 30 years   Ten weeks' pay plus two weeks
                                    of pay for each full year
                                    of service in excess of 10

                                   31 years or more
                              Fifty-two weeks of pay

     In addition, seven executive officers of Cedar Fair, including each of the executive officers named in the Summary Compensation Table, are entitled to severance payments and continuation of existing insurance benefits if their employment is terminated within 24 months after any change in control occurs, as defined in a plan approved by the Board of Directors in 1995. These severance payments and benefits range from
1.6 times the last five years' average cash compensation and 24 months of continued insurance benefits for park General Managers to three times the last five years' average cash compensation, less $1, and 36 months of continued insurance benefits, for the President and Chief Executive Officer.

     Deferred Unit Awards

     Deferred unit awards represent a named executive officer's right to receive units at specified future dates if the individual is still employed by Cedar Fair at that time. The dollars allocated to each officer are converted to a number of deferred units based on the NYSE closing price on the first Monday in December of the year granted. These units, together with quarterly distributions on the units, vest in years three through five after the date of grant, at which time unrestricted units are issued.

     In the event of death, total disability, retirement at age 62 or over, removal of the general partner, or a "change in control" of Cedar Fair, all accrued units for a participant will become fully vested and will be issued at the time of such event. Failure to remain an employee of Cedar Fair on any vesting date for any other reason will result in the forfeiture of all unissued deferred units of a participant.

     As part of the restructuring program, all unissued deferred units will be accelerated and issued to participants in the current program. If the proposals are approved, an aggregate of approximately 489,000 units will be accelerated and issued out of treasury units acquired by Cedar Fair or its affiliates in open market transactions.

     Supplemental Retirement Benefits

     Supplemental retirement benefits represent a named executive officer's right to receive cash benefits from Cedar Fair upon retirement at age 62 or over, with a minimum of 20 years' service to Cedar Fair, its predecessors and/or successors. Amounts are allocated among the executive officers as approved by the compensation committee of the Board. Each officer's account accrues interest at the prime rate as established from time to time by Cedar Fair's lead bank, beginning on December 1 of the year of grant. Executive officers leaving the employ of Cedar

Fair prior to reaching age 62 or with less than 20 years of service will forfeit their entire balance. In the event of death, total disability, retirement at age 62 or over with at least 20 years' service, or removal of the general partner (unless resulting from reorganization of the Partnership into corporate form), all amounts accrued will become immediately and fully vested and payable to the executive officers. In the event of a "change in control" (as defined), all amounts accrued will become fully vested and will be funded in a trust, for the benefit of the executive officers when they reach age 62, die, or become totally disabled, whichever occurs first. At each executive officer's option, the accrued balance may be distributed in a lump sum or in a number of future payments over a period not to exceed 10 years.

                  MARKET PRICE OF THE UNITS AND
                DISTRIBUTIONS TO LIMITED PARTNERS

     The limited partner units trade on the New York Stock
Exchange under the symbol "FUN". As of [record date], there were approximately [11,000] registered holders of the units, including
[3,200] participants in Cedar Fair's distribution reinvestment plan. The following table sets forth the high and low transaction prices of the units in trades on the NYSE.


                   1998          1999               2000

                 High      Low     High      Low     High        Low


  First Quarter  $28 5/8   $25     $26       $23 1/4 $20 7/8     $17 1/2

  Second         30 1/8    25 1/2  26        23 1/4  20 11/16*   18 9/16*
  Quarter

  Third Quarter  28 13/16  21 3/4  24 15/16  20 5/8

  Fourth         26 15/16  22      21 1/4    18 7/16
  Quarter

* Through June 21, 2000.

     The closing price of the units on June 21, 2000 was $18.875.
The closing price on March 2, 2000, the date on which the restructuring plan was approved by the Board of Directors, was $18.3125. Limited partners are urged to obtain current information with respect to the market price of the units.

     Cedar Fair made quarterly cash distributions to the limited partners in 1998 and 1999 pursuant to the terms of its limited partnership agreement and will continue to do so pursuant to the terms of the limited partnership agreement to the extent of available funds.

     Our registrar and transfer agent is American Stock
Transfer & Trust Company, 40 Wall Street, New York, New
York 10005, (800) 937-5449, (212) 936-5100.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     As of May 31, 2000, according to information obtained by Cedar Fair from Schedule 13G and Schedule 13D filings with the Securities and Exchange Commission concerning the beneficial ownership of the units (determined in accordance with the rules of the Securities and Exchange Commission), there were no parties known to Cedar Fair to own more than 5% of the units.

Security Ownership of Management

     The following table sets forth the number of units representing limited partner interests beneficially owned by each director and named executive officer and by all officers and directors as a group as of May 31, 2000.

                             Amount
                               and
                             Nature
                               of
                            Benefici
                               al
                            Ownershi
                                p
                 Beneficial
     Name of     Ownership  Investme       Voting Power
   Beneficial    (4)        nt Power                           % of Units
      Owner

                              Sole       Shared     Sole     Shared


  Richard L.     788,770    373,893    414,877    373,893   414,877   1.5
  Kinzel (1)
  Lee A.         2,000      2,000      -0-        2,000     -0-       *
  Derrough
  Richard S.     2,946      400        2,546      400       2,546     *
  Ferreira
  Terry C.       478,367    -0-        478,367    -0-       478,367   *
  Hackett (2)
  Bruce A.       99,939     97,939     2,000      97,939    2,000     *
  Jackson
  Mary Ann       764,796    420        764,376    420       764,376   1.5
  Jorgenson (3)
  Michael D.     -0-        -0-        -0-        -0-       -0-       *
  Kwiatkowski
  Donald H.      2,162      2,162      -0-        2,162     -0-       *
  Messinger
  James L.       458,442    62,050     396,392    62,050    396,392   *
  Miears (1)
  Thomas A.      9,216      6,386      2,830      6,386     2,830     *
  Tracy
  Jacob T.       40,229     34,752     5,477      34,752    5,477     *
  Falfas
  John R.        51,672     51,672     -0-        51,672    -0-       *
  Albino
  Daniel R.      459,058    76,038     383,020    76,038    383,020   *
  Keller (1)
  Walter R.      57,285     57,285     -0-        57,285    -0-       *
  Wittmer
  All Directors
  and officers   2,780,494  1,092,52   1,687,972  1,092,52  1,687,9   5.3
  as a group                2                     2         72
       (30
  individuals)

*  Less than one percent of outstanding units.

(1) Includes 383,020 units held by a corporation of which Messrs. Kinzel, Miears and Keller, together with certain current and former executive officers of the general partner, are shareholders and, under Rule 13d-3 of the Securities and Exchange Commission, are deemed to be the beneficial owners of these units by having shared investment and voting power. Messrs. Kinzel, Miears and Keller disclaim beneficial ownership of 331,400, 341,724 and 346,886, respectively, of these units. The units owned by the corporation have been counted only once in the total of the directors and executive officers as a group.
(2) Excludes 5,447,065 units held by other members of the Knott family.
(3) Includes 763,976 units held by certain trusts of which Mrs. Jorgenson and two other partners of Squire, Sanders & Dempsey L.L.P. are trust advisors, as to which Mrs. Jorgenson disclaims beneficial ownership.
(4) Includes deferred units that will vest upon the implementation of the restructuring plan as follows:
  Richard L. Kinzel - 101,673; Lee A, Derrough - 0; Richard S. Ferreira - 0; Terry C. Hackett - 0; Bruce A. Jackson - 38,333; Mary Ann Jorgenson - 0; Michael D. Kwiatkowski - 0; Donald H. Messinger - 0; James L. Miears - 32,044; Thomas A. Tracy - 0; Jacob T. Falfas - 20,484; John R. Albino - 28,930; Daniel R. Keller - 28,359; and Walter R. Wittmer - 31,573.

               WHERE YOU CAN FIND MORE INFORMATION

  Cedar Fair files annual, quarterly and occasional special reports with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

  No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, that information or representation should not be relied upon as having been authorized by Cedar Fair, the Board or the general partner. The delivery of this proxy statement does not imply that there has been no change in the information set forth in this document or in the affairs of the partnership or the general partner since the date of this document.

         FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

  This document, and documents to which we refer you in this document, contain forward-looking statements about, among other things, Cedar Fair and our expectations or beliefs concerning future events or future results of operations. These statements are typically identified by terms indicating future expectation such as "anticipates," believes," "expects," "estimates," "intends" and similar expressions. These forward-looking statements are subject to numerous risks and uncertainties, and many factors could cause actual results and events to differ significantly from those discussed in forward-looking statements.

  All forward-looking statements are subject to the risks and uncertainties inherent with predictions and forecasts. These are necessarily speculative statements, and unforeseen factors, such as competitive pressures, changes in customer preferences, inclement weather affecting attendance at seasonal parks and attractions, and delay in developing, or inability to develop, successful new rides and attractions, could cause results to differ materially from any that may be expected. Forward-looking statements are made in the context of information available as of the date stated. We do not undertake any obligation to update or revise the statements to reflect new circumstances or unanticipated events as they occur.

                        CEDAR FAIR, L.P.

                              PROXY

      SPECIAL MEETING OF LIMITED PARTNERS, [________,] 2000

    This Proxy is Solicited on Behalf of Cedar Fair's General
                            Partner,
                  Cedar Fair Management Company


  The undersigned hereby appoints [ ____________ and ___________ ], and each of them jointly and severally, Proxies, with full power of substitution, to vote as designated on the reverse side, all Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on [ _________ ], 2000, at the Special Meeting of Limited Partners to be held on [ _________ ], 2000, or any adjournment thereof.

  THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE LIMITED PARTNERSHIP AGREEMENT OF CEDAR FAIR AND FOR THE APPROVAL OF THE CEDAR FAIR, L.P., 2000 EQUITY INCENTIVE PLAN. The Limited Partnership Units represented by this Proxy will be voted as specified on the reverse side. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

   (Continued and to be dated and signed on the reverse side.)


1. VOTE OVER THE INTERNET:
  - Read the accompanying Proxy Statement.
  - Have your 12-digit control number
    located on your voting ballot available.
  - Point your browser to:
    http://www. [ _________ ] .com/
  - Follow the instructions and cast your

OR

2. VOTE BY TELEPHONE:
  - Read the accompanying Proxy Statement.
  - Have your 12-digit control number
    located on your voting
    ballot available.
  - Using a touch-tone phone, call the toll-free number shown on your voting ballot.
  - Follow the recorded instructions to cast your vote.



OR

3.  VOTE BY MAIL:
  - Read the accompanying Proxy Statement.
  - Mark your choices on the proxy card.
  - Return it in the envelope provided.

[ _________ ], 2000

To Our Limited Partners:

You are cordially invited to attend a special meeting of Limited Partners to be held at the Knott's Radisson Resort Hotel located adjacent to Knott's Berry Farm, 7675 Crescent Avenue, Buena Park, California, at 9:00 a.m. (Pacific time) on ___________, [ ______ ],
2000.

The Notice of Special Meeting of Limited Partners and the Special
Proxy Statement describe the matters to be acted upon at the meeting.

Regardless of the number of units you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to vote over the Internet, by telephone, or by marking your choices on the attached proxy card and signing, dating, and returning it by mail in the envelope provided. If you decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote personally by ballot.

IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE BOX PROVIDED ON
THE PROXY CARD.

We look forward to seeing you at the meeting.

RICHARD L. KINZEL
President and Chief Executive Officer


   FOLD AND DETACH HERE IF YOU RETURN YOUR PROXY CARD  BY MAIL

[X] Please mark your vote as in this example.

  This proxy when properly executed will be voted in the manner directed. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

1.   Approval of the Proposal to Amend the Limited Partnership Agreement
 FOR        AGAINST        ABSTAIN
[   ]       [     ]        [     ]

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment and matters incident to the conduct of the meeting.

2.   Approval of the Cedar Fair, L.P., 2000 Equity Incentive Plan
 FOR        AGAINST        ABSTAIN
[    ]      [     ]        [     ]

[      ]  I will attend the meeting

[      ]  Change of Address

 The signer hereby revokes all proxies previously given by the signer to vote at the meeting or any adjournments.

                                          NOTE:  Please sign exactly
                                          as your name appears on
                                          this card.  Joint owners
                                          should each sign.  When
                                          signing as attorney,
                                          executor, administrator,
                                          trustee or guardian,
                                          please sign in full
                                          corporate name by
                                          president or other
                                          authorized officer.  If a
                                          partnership, please sign
                                          in partnership name by
                                          general partner.

                                         DATE:  ____________, 2000

                                         __________________________
                                              SIGNATURE(S)



EXHIBIT A

                        CEDAR FAIR, L.P.

          AMENDMENT NO. 4 TO THIRD AMENDED AND RESTATED
                AGREEMENT OF LIMITED PARTNERSHIP

This Amendment No. 4 (this "Amendment") to Third Amended and
Restated Agreement of Limited Partnership of Cedar Fair, L.P,
(the "Partnership") is dated __________, 2000.

WHEREAS, Cedar Fair Management Company, an Ohio corporation and managing general partner of the Partnership ("CFMC"), proposes that the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 21, 1987 (the "Third Restated Agreement"), as amended by Amendment No. 1 to the Third Restated Agreement dated as of December 31, 1988, Amendment No. 2 to the Third Restated Agreement dated as of December 31, 1992, and Amendment No. 3 to the Third Restated Agreement effective July 1,1997, should be further amended to reflect certain changes in the general partnership interest of and fees and distributions payable to CFMC under the Third Restated Agreement and to reflect certain other related changes, all as set forth in this Amendment; and

WHEREAS, CFMC approves this Amendment and has determined that it is advisable to call a meeting of the Limited Partners to consider and vote on this Amendment; and

WHEREAS, certain capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Third
Restated Agreement;

NOW, THEREFORE, subject to approval as contemplated by Article XV of the Third Restated Agreement, the Third Restated Agreement, as heretofore amended, is further amended as follows:

1. The definition of "Annual Fee" in Article II shall be deleted.

2.   The definition of "Available Cash Incentive Fee" in
 Article II shall be deleted.

3. The definition of "Excess Distribution Amount" in Article II shall be deleted.

4. The definition of "Incentive Fee" in Article II shall be deleted.

5. The definition of "Percentage Interest" in Article II shall be amended so as to read:

     "`Percentage Interest' means (a) as to the Managing General Partner, 0.1%, and (b) as to any Limited Partner or Assignee, the product of (i) 99.9% multiplied by (ii) a fraction, the numerator of which is the number of such Limited Partner's or Assignee's Units and the denominator of which is the total number of Units Outstanding as of the date of determination."

6.   Section 4.1 shall be amended to read as follows:

     "4.1 General Partner. The General Partner shall not be required to contribute to the capital of the Partnership except (a) as may be necessary to pay liabilities of the Partnership for which provision cannot otherwise be made or
     (b) as otherwise required pursuant to Sections 13.1(c), 14.2(b) or 14.8. The General Partner shall at all times while serving in such capacities retain a Percentage Interest entitling it, except as otherwise provided in
     Article V, to at least a 0.1% participation in the Partnership's income, gains, losses, deductions and credits, but only for so long as the General Partner continues in such capacity."

7. The first sentence of Section 4.3(a) shall be amended to read as follows:

     "(a) Subject to Section 4.3(b), in order to raise additional capital or to acquire assets, to redeem or retire Partnership debt, to provide compensation or incentives to employees of the Partnership or of its Affiliates, including, without limitation, the Managing General Partner, or for any other Partnership purposes, the Managing General Partner is authorized to cause the Partnership to issue up to 100 million Units and options or other rights to acquire Units in addition to those issued pursuant to Section 4.2 at any time or from time to time to the General Partner, the Limited Partners, or other Persons and to admit them to the Partnership as Additional Limited Partners."

8. The last sentence of Section 4.3(b) is amended to read as follows:

     "Any issuance of Units to a General Partner or any Affiliate thereof (other than to employees of the Partnership or of its Affiliates, including, without limitation, the Managing General Partner, pursuant to a plan contemplated by
     Section 6.5(k) hereof) shall be made only if such issuance is approved by the affirmative vote or approval of more than 85% of the Percentage Interests of the Limited Partners exclusive of any such Percentage Interests held by a General Partner or any Affiliate thereof."

9. The third sentence of Section 6.1(c) shall be amended so as to read: "Each Operating Partnership shall be composed of the Managing General Partner as managing general partner thereof, having a 0.1% interest in the Operating Partnership, and the Partnership as the sole limited partner thereof having a 99.9% interest in the Operating Partnership."

10.  Sections 6.5(b), (d), (e), (g) and (h) shall be deleted.

11.  Section 6.5(k) is amended to read as follows:

  "(k) The Managing General Partner may propose and adopt customary and reasonable fringe benefit plans, including plans involving the issuance of Units of the Partnership not to exceed 4,830,000 Units in the aggregate (subject to adjustment to take into account any distribution, subdivision or combination of Units as described in Section 4.9 hereof) for the benefit of employees, officers and directors of the Partnership or of its Affiliates, including, without limitation, the Managing General Partner, in respect of services performed or to be performed, directly or indirectly, for the benefit of the Partnership."

12. A new section, Section 6.15, shall be added immediately following Section 6.14 and that section shall read as follows:

     "6.15.  Limit on Bonus Compensation.   The aggregate amount
     payable to executive officers of the Partnership as cash bonuses in excess of base salary with respect to any year shall not exceed 5% of Available Cash with respect to such year."


This Amendment shall become effective upon approval thereof pursuant to Article XV of the Third Restated Agreement, but with effect from January 1, 2000. Nothing in this Amendment shall in any way affect the rights of the Managing General Partner with respect to any fees, distributions or other amounts payable to the Managing General Partner under the Third Restated Agreement (without giving effect to this Amendment) with respect to any year ended prior to January 1, 2000.



EXHIBIT B

                        CEDAR FAIR, L.P.,
                   2000 EQUITY INCENTIVE PLAN


SECTION 1. PURPOSE. The purposes of the Cedar Fair, L.P., 2000 Equity Incentive Plan (the "Plan") are to encourage employees of Cedar Fair, L.P. (the "Company") and its subsidiaries (the Company and its subsidiaries are herein collectively referred to as "Cedar Fair"), and its general partner, Cedar Fair Management Company ("CFMC"), and their respective officers and directors, to acquire a proprietary and vested interest in the growth and performance of Cedar Fair, to generate an increased incentive to contribute to Cedar Fair's future success and prosperity, thus enhancing the value of Cedar Fair for the benefit of its limited partners (or unitholders), and to enhance the ability of Cedar Fair to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of Cedar Fair depends.

SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

     (a)  "Award" shall mean any Option, Unit Appreciation Right,
Restricted Unit Award, Performance Unit, Distribution Equivalent,
Other Unit Award, or any other right, interest, or option relating to Units or other securities of the Company granted pursuant to the provisions of the Plan.

     (b) "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder and signed by both the Company and the Participant.

     (c)  "Board" shall mean the Board of Directors of CFMC.

     (d) A "Change in Control" of the Company shall have occurred at any time after the Effective Date when:

     (i) any Acquiring Person (other than (A) the Company or any related entity, (B) any employee benefit plan of the Company or any related entity or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or
     (C) any person who, on the Effective Date of the Plan, is an Affiliate of the Company and owning in excess of ten percent (10%) of the outstanding Units of the Company and the respective successors, executors, legal representatives, heirs, and legal assigns of such person), alone or together with its Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of twenty-five percent (25%) or more of the Units then outstanding (except pursuant to an offer for all outstanding Units of the Company at a price and upon such terms and conditions as a majority of the Continuing Directors determine to be in the best interests of the Company and its unitholders (other than the Acquiring Person or any Affiliate or Associate thereof on whose behalf the offer is being made));

     (ii) the Company files a report or proxy statement with the SEC pursuant to the Exchange Act disclosing in response to
     Item 1 of Form 8-K thereunder or Item 6(e) of Schedule 14A thereunder that a Change in Control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction;

     (iii) the unitholders of the Company approve a transaction pursuant to which the Company is to be merged with or into, consolidated with, or become the subsidiary of another entity and immediately after giving effect to that transaction, less than 45% of the then outstanding voting securities of the surviving or resulting entity or (if the Company is to become a subsidiary in the transaction) of the ultimate parent of the Company will represent or will have been issued in exchange for voting securities of the Company outstanding immediately prior to the transaction;

     (iv) the unitholders of the Company approve a transaction pursuant to which all or substantially all of the assets of the Company are to be leased, sold, transferred or otherwise disposed of in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

     (v) CFMC ceases to be the sole managing general partner of the Company, except with the prior affirmative vote or approval of holders of shares of CFMC entitling them to exercise a majority of the voting power of CFMC in the election of directors.

          (1) "Acquiring Person" means any person (any individual, firm, corporation or other entity) who or which, together with all Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of twenty-five percent (25%) or more of the Units then outstanding.

          (2) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          (3) "Continuing Director" means any person who was a member of the Board on the Effective Date of the Plan or thereafter elected to the Board or appointed by the Board prior to the date as of which the Acquiring Person (other than an Acquiring Person described in clauses (A), (B), or (C) of paragraph (i) of the definition of "Change in Control") became the owner of more than ten percent (10%) of the outstanding Units of the Company, or a person designated (before his initial election or employment as a director) as a Continuing Director by three-fourths of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors.

          (4) "Whole Board" means the total number of directors which the Board would have if there were no vacancies.

     (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

     (f) "Committee" shall mean the Compensation Committee of the Board, composed of no fewer than three directors, each of whom is a Non-Employee Director, or any other committee or designee of the Board that the Board authorizes to administer this Plan; provided, however, that Awards to, and other determinations hereunder with respect to, Participants who are subject to Section 16 of the Exchange Act and the rules and regulations thereunder shall, to the extent practicable, be made by the Board or by a committee of the Board meeting the requirements of Rule 16b-3(d)(1) under the Exchange Act, as from time to time amended or superseded.

     (g) "Company" shall mean Cedar Fair, L.P., a Delaware limited partnership.

     (h) "Distribution Equivalent" shall mean any right granted pursuant to Section 13(h) hereof.

     (i) "Eligible Person" shall mean any employee of the Company or of any related entity, and any officer or director thereof (including directors who are not employees of the Company or any related entity). Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Eligible Person shall be considered to have terminated employment and to have ceased to be an Eligible Person if his or her employer ceases to be a related entity of the Company, even if he or she continues to be employed by such employer.

     (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

     (k) "Fair Market Value" shall mean, with respect to any property, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

     (l) "Non-Employee Director" shall have the meaning set forth in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act or any successor definition adopted by the Securities and Exchange Commission.

     (m) "Option" shall mean any right granted to a Participant under Section 6 hereof allowing such Participant to purchase
Units at such price or prices and during such period or periods as the Committee shall determine.

     (n) "Other Unit Award" shall mean any right granted to a Participant by the Committee pursuant to Section 10 hereof.

     (o) "Participant" shall mean an Eligible Person who is selected by the Committee to receive an Award under the Plan.

     (p)  "Performance Award" shall mean any Award of Performance
Units pursuant to Section 9 hereof.

     (q) "Performance Period" shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

     (r)  "Performance Unit" shall mean any grant pursuant to
Section 9 hereof of a unit valued by reference to a designated number of Units or other property, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Units, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

     (s) "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, limited liability company, other entity or government or political subdivision thereof.

     (t) "Restricted Unit" shall mean any Unit issued with the restriction that the holder may not sell, transfer, pledge, or assign such Unit and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Unit, and the right to receive any cash distributions) which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

     (u) "Restricted Unit Award" shall mean an award of Restricted Unit under Section 8 hereof.

     (v) "Unit" shall mean a unit of limited partnership interest of the Company.

     (w) "Unit Appreciation Right" shall mean any right granted to a Participant pursuant to Section 7 hereof to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Unit on the date of exercise or, if the Committee shall so determine, at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which (other than in the case of substitute awards which shall have the same prices as the original awards) shall not be less than the Fair Market Value of one Unit on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Units, other property or any combination thereof, as the Committee, in its sole discretion, shall determine.

SECTION 3. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (a) select the Eligible Persons to whom Awards may from time to time be granted hereunder;
(b) determine the type or types of Award to be granted to each Participant hereunder; (c) determine the number of Units to be covered by each Award granted hereunder; (d) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (e) determine whether, to what extent and under what circumstances Awards may be settled in cash, Units or other property or canceled or suspended;
(f) determine whether, to what extent and under what circumstances cash, Units and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; (g) interpret and administer the Plan and any instrument or agreement entered into under the Plan,
(h) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (i) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons including the Company, any Participant, any unitholder, and any Eligible Person of the Company or of any Affiliate. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

SECTION 4.  DURATION OF, AND UNITS SUBJECT TO PLAN.

     (a) TERM. Subject to the provisions of Section 15 below, the Plan shall remain in effect for 10 years after the Effective
Date.

     (b) UNITS SUBJECT TO THE PLAN. The maximum number of Units with respect to which Awards may be granted under the Plan, subject to adjustment as provided in Section 4(c) of the Plan, is 4,830,000 Units. Notwithstanding the foregoing, no Participant may be granted Awards in any one calendar year with respect to more than one-hundred thousand (100,000) Units, except that the foregoing limitation shall not apply to Awards contemplated by the restructuring of CFMC's executive compensation as described in the Company's proxy statement dated ________, 2000 for the Special Meeting of Unitholders called to be held ________, 2000.

For the purpose of computing the total number of Units available for Awards under the Plan, there shall be counted against the foregoing limitations the number of Units subject to issuance upon exercise or settlement of Awards as of the dates on which such Awards are granted. The Units which were previously subject to Awards shall again be available for Awards under the Plan if any such Awards are forfeited, terminated, unexercised at the time of expiration, settled in cash or exchanged for other Awards (to the extent of such forfeiture or expiration of such Awards), or if the Units subject thereto can otherwise no longer be issued. Further, any Units which are used as full or partial payment to the Company by a Participant of the purchase price upon exercise of a Unit Option shall again be available for Awards under the Plan.

Units which may be issued under the Plan may be either authorized and unissued Units or issued Units which have been reacquired by Cedar Fair. No fractional Units shall be issued under the Plan.

     (c) CHANGES IN UNITS. In the event of any merger, reorganization, consolidation, recapitalization, unit dividend, unit split, reverse unit split, spin off or similar transaction or other change in legal structure affecting the Units, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee in its sole discretion deems equitable or appropriate, including without limitation such adjustments in the aggregate number, class, and kind of Units which may be delivered under the Plan, in the aggregate or to any one Participant, in the number, class, kind, and option or exercise price of Units subject to outstanding Options, Unit Appreciation Rights or other Awards granted under the Plan, and in the number, class and kind of Units subject to Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion, provided that the number of Units or other securities subject to any Award shall always be a whole number.

SECTION 5. ELIGIBILITY. Any Eligible Person shall be eligible to be selected as a Participant, except that any member of the Committee shall not participate in his own selection as a Participant, or in the grant of any Award to such member of the Committee.

SECTION 6. UNIT OPTIONS. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

     (a) OPTION PRICE. The purchase price per Unit purchasable under an Option shall be determined by the Committee in its sole discretion; provided that, subject to the next succeeding proviso, such purchase price shall not be less than the Fair Market Value of the Unit on the date of the grant of the Option; and provided, further, that the Committee in its sole discretion, may determine at the time of grant of an Option that the purchase price shall be reduced prior to the exercise of the Option (but in no event to less than zero) by an amount equal to the cash distributions per Unit made by the Company on its issued and outstanding Units when and as such cash distributions are made by the Company.

     (b) OPTION PERIOD. The term of each Option shall be fixed by the Committee in its sole discretion.

     (c) EXERCISABILITY. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant.

     (d) METHOD OF EXERCISE. Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, Units or other consideration (including, where permitted by law and the Committee, Awards, including Awards other than the Option then being exercised) having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, Units, and other consideration as the Committee may specify in the applicable Award Agreement.

SECTION 7. UNIT APPRECIATION RIGHTS. Unit Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Unit Appreciation Rights need not be the same with respect to each recipient.
Any Unit Appreciation Right related to an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. In the case of any Unit Appreciation Right related to any Option, the Unit Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Unit Appreciation Right granted with respect to less than the full number of Units covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Units not covered by the Unit Appreciation Right. Any Option related to any Unit Appreciation Right shall no longer be exercisable to the extent the related Unit Appreciation Right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any Unit Appreciation Right as it shall deem appropriate.

SECTION 8.  RESTRICTED UNITS.

     (a) ISSUANCE. Restricted Unit Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Unit Awards need not be the same with respect to each recipient.

     (b) REGISTRATION. Any Restricted Units issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a unit certificate or certificates. In the event any unit certificate is issued in respect of Restricted Units awarded under the Plan, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.

     (c) FORFEITURE. Except as otherwise determined by the Committee at the time of grant, upon termination of employment for any reason during the restriction period, all Restricted Units still subject to restriction shall be forfeited by the Participant and reacquired by the Company; provided that, in the event of a Participant's retirement, permanent disability, other termination of employment or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant's Restricted Units. Unrestricted Units, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the grantee promptly after the expiration of the period of forfeiture, as determined or modified by the Committee.

SECTION 9. PERFORMANCE AWARDS. Performance Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 11, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Units, other property or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period.

SECTION 10.  OTHER UNIT AWARDS.

     (a) UNITS AND ADMINISTRATION. Other Awards of Units and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Units or other property ("Other Unit Awards") may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Other Unit Awards may be paid in Units, other securities of the Company, cash or any other form of property as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Persons to whom and the time or times at which such Awards shall be made, the number of Units to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Unit Awards need not be the same with respect to each recipient.

     (b) TERMS AND CONDITIONS. Units (including securities convertible into Units) granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law; Units (including securities convertible into Units) purchased pursuant to a purchase right awarded under this Section 10 shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Units or other securities as of the date such purchase right is awarded.

SECTION 11.  CHANGE IN CONTROL PROVISIONS.

     (a) IMPACT OF EVENT. Notwithstanding any other provision of the Plan to the contrary unless the Committee shall determine otherwise at the time of grant with respect to a particular
Award, in the event of a Change in Control:

     (i) Any Options and Unit Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant.

     (ii) The restrictions and deferral limitations applicable to any Restricted Unit shall lapse, and such Restricted Unit shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant.

     (iii) All Performance Awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed.

     (iv) The restrictions and deferral limitations and other conditions applicable to any Other Unit Awards or any other Awards shall lapse, and such Other Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

     (b) CHANGE IN CONTROL CASH-OUT. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the "Exercise Period"), if the Committee shall determine at or at any time after, the time of grant, a Participant holding an Option shall have the right, whether or not the Option is fully exercisable and in lieu of the payment of the purchase price for the Units being purchased under the Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per Unit on the date of such election shall exceed the purchase price per Unit under the Option (the "Spread") multiplied by the number of Units granted under the Option as to which the right granted under this Section 11(b) shall have been exercised.

     (c) Notwithstanding any other provision of this Plan, if any right granted pursuant to this Plan would make a Change in Control transaction ineligible for pooling-of-interests accounting under APB No. 16 that (after giving effect to any other actions taken to cause such transaction to be eligible for such pooling-of-interests accounting treatment) but for the nature of such grant would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for the cash payable pursuant to such right Units with a Fair Market Value equal to the cash that would otherwise be payable pursuant thereto.

SECTION 12.  AMENDMENTS AND TERMINATION.

The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of an optionee or Participant under an Award theretofore granted, without the optionee's or Participant's consent. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his consent.

SECTION 13.  GENERAL PROVISIONS.

     (a) Unless the Committee determines otherwise at the time the Award is granted, no Award, and no Units subject to Awards described in Section 10 which have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; provided that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Each Award shall be exercisable, during the Participant's lifetime, only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative.

     (b) The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee.

     (c) No Eligible Person shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Eligible Persons under the Plan.

     (d) The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

     (e) The Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

     (f) The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee.

     (g) All certificates for Units delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Units are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (h) The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or distributions, or interest or distribution equivalents, with respect to the number of Units covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Units or otherwise reinvested.

     (i)  Except as otherwise required in any applicable Award
Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration more than the rendering of services.

     (j) The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such withholding taxes by delivery of, or directing the Company to retain, Units.

     (k) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to unitholder approval if such approval is otherwise required; and such arrangements may be either generally applicable or applicable only in specific cases.

     (l) The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

     (m) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

     (n) Awards may be granted to Eligible Persons who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Eligible Persons on assignments outside their home country.

SECTION 14. EFFECTIVE DATE OF PLAN. The Plan shall be effective on January 1, 2000, subject to approval of the Plan by the Company's Unitholders (the "Effective Date"). Awards made under the Plan prior to approval of the Plan by the Company's Unitholders shall be contingent on such approval and, in the event that the Company's Unitholders fail to approve the Plan, shall be null and void.

SECTION 15. TERM OF PLAN. No Award shall be granted pursuant to the Plan after 10 years from the Effective Date, but any Award theretofore granted may extend beyond that date.


EXHIBIT C

                        CEDAR FAIR, L.P.,
         2000 SENIOR EXECUTIVE MANAGEMENT INCENTIVE PLAN


1.   Purpose

     The purpose of the Cedar Fair, L.P., 2000 Senior Executive Management Incentive Plan is to provide certain employees of Cedar Fair, L.P., including without limitation its subsidiaries (collectively, the "Company") with incentive compensation based on the achievement of financial, business, and other performance criteria. To achieve this purpose, the Plan provides for the authority to grant Cash Incentive Awards.

2.   Definitions

     As used in the Plan, the following terms shall have the meanings set forth below:

     (a) "Award Target" - This term has the meaning given to it in Section 6.

     (b)  "Board " - The Board of Directors of Cedar Fair
Management Company ("CFMC").

     (c) "Cash Incentive Award" - This term has the meaning given to it in Section 6.

     (d) "Change in Control" - A "Change in Control" will be deemed to occur if at any time after the date of the adoption of this Plan:

        (i) any Acquiring Person (other than (A) the Company or any related entity, (B) any employee benefit plan of the Company or any related entity or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (C) any person who, on the date of the adoption of this Plan, is an Affiliate of the Company and owning in excess of ten percent (10%) of the outstanding Units of the Company and the respective successors, executors, legal representatives, heirs, and legal assigns of such person), alone or together with its Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of twenty-five percent (25%) or more of the Units then outstanding (except pursuant to an offer for all outstanding Units of the Company at a price and upon such terms and conditions as a majority of the Continuing Directors determine to be in the best interests of the Company and its unitholders (other than the Acquiring Person or any Affiliate or Associate thereof on whose behalf the offer is being made));

        (ii) the Company files a report or proxy statement with the SEC pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Item 6(e) of Schedule 14A thereunder that a Change in Control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction;

        (iii) the Company is merged with or into, is consolidated with, or becomes the subsidiary of another entity and immediately after giving effect to that transaction, less than 45% of the then outstanding voting securities of the surviving or resulting entity or (if the Company becomes a subsidiary in the transaction) of the ultimate parent of the Company represent or were issued in exchange for voting securities of the Company outstanding immediately prior to the transaction;

        (iv) all or substantially all of the assets of the Company are leased, sold, transferred or otherwise disposed of in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

        (v) CFMC ceases to be the sole managing general partner of the Company, except with the prior affirmative vote or approval of holders of shares of CFMC entitling them to exercise a majority of the voting power of CFMC in the election of directors.

             (1) "Acquiring Person" means any person (any individual, firm, corporation or other entity) who or which, together with all Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of twenty-five percent (25%) or more of the Units then outstanding.

             (2) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule
             12b-2 of the General Rules and Regulations under the Exchange Act.

             (3) "Continuing Director" means any person who was a member of the Board on the Effective Date of the Plan or thereafter elected to the Board or appointed by the Board prior to the date as of which the Acquiring Person (other than an Acquiring Person described in clauses (A), (B), or (C) of paragraph (i) of the definition of "Change in Control") became the owner of more than ten percent (10%) of the outstanding Units of the Company, or a person designated (before his initial election or employment as a director) as a Continuing Director by three-fourths of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors.

             (4)  "Whole Board" means the total number of
             directors which the Board would have if there were no vacancies.

      (d) "Code" - The Internal Revenue Code of 1986, or any law that supersedes or replaces it, as amended from time to time.

     (e) "Committee" - The Compensation Committee of the Board, or any other committee or designee of the Board that the Board authorizes to administer this Plan.

     (f) "Company" - Cedar Fair, L.P., a Delaware limited partnership.

     (g) "Company Performance Measures" - This term has the meaning given to it in Section 6.

     (h) "Exchange Act" - Securities Exchange Act of 1934, and any law that supersedes or replaces it, as amended from time to time.

     (i)  "Participant" - Any person to whom a Cash Incentive
Award has been granted under this Plan.

3.   Eligibility

     All key employees of the Company and its related entities shall be eligible to receive Cash Incentive Awards.

4.   Administration

     (a) Committee. Subject to Section 4(b), this Plan will be administered by the Committee. The Committee will, subject to the terms of this Plan, have the authority to: (i) select the eligible employees who will receive Cash Incentive Awards, (ii) determine the types of Cash Incentive Awards to be granted, (iii) determine the terms, conditions, performance periods (which may be a full fiscal year or a longer or shorter period of time), and restrictions applicable to the Cash Incentive Awards, (iv) prescribe the forms of any notices, agreements, or other instruments relating to the Cash Incentive Awards, (vi) grant the Cash Incentive Awards, (vi) adopt, alter, and repeal rules governing this Plan, (viii) interpret the terms and provisions of the Plan and any Cash Incentive Awards granted under this Plan, and (ix) otherwise supervise the administration of this Plan.
All decisions by the Committee will be made with the approval of not less than a majority of its members.

     (b) Delegation. The Committee may delegate any of its authority to any other person or persons that it deems appropriate.

     (c) Decisions Final. All decisions by the Committee, and by any other person or persons to whom the Committee has delegated authority, will be final and binding on all persons.

     (d) Expenses. The expenses of the administration of the Plan shall be borne by the Company and its related entities.

5. Adjustment of Cash Incentive Awards. In its sole discretion, the Committee may, but is not required to, make an adjustment in a Participant's Cash Incentive Award to take into account: (i) acquisitions and investments closed or completed during the applicable performance period that were not already taken into account in the Participant's Cash Incentive Award for such period; (ii) the effect of any major change in accounting principles during the applicable performance period; and/or (iii) the effect of any major reorganization within the Company during the applicable performance period.

6. Cash Incentive Award. A Cash Incentive Award is payable in cash and is contingent upon the achievement of performance measures established by the Committee for the Participant. Each Participant to whom a Cash Incentive Award is granted is paid a base salary designed to be competitive in the marketplace, with the salary level determined by the Committee. The target amount of the Cash Incentive Award for each Participant shall be fifty percent (50%) of the Participant's base salary for the performance period, subject to adjustment as provided in this
Section 6 (the "Award Target").   Prior to the commencement of
the performance period, the Committee shall determine reasonable performance measures (with such multiple levels of performance and such relative weights as the Committee may determine and which may or may not be readily quantifiable) for the performance period for each Participant in the Plan, which may be the same as or different from the performance measures established by the Committee for other Participants and may include individual performance measures that are specific to that Participant and/or performance measures determined on a Company, business unit, management function or other basis, in such combination as the Committee determines to be reasonable under the circumstances.

     A performance period may be equal to, more than, or less than a full fiscal year, but in no event less than one fiscal quarter. The individual Participant's actual Cash Incentive Award payout for the applicable performance period will be determined by the extent to which the Participant's individual performance measures are achieved for the applicable performance period, as adjusted to reflect the relative weights determined by the Committee for the respective performance measures. In its discretion based on factors it deems relevant, the Committee may adjust a Participant's actual Cash Incentive Award payout for a performance period up or down from the payout the Participant would receive based on achievement of performance measures, but, except as provided in the next paragraph of this Section 6, in no event may any upward adjustment result in a Cash Incentive Award in excess of the Award Target.

     Notwithstanding the foregoing, if the performance measures applicable to a Participant for the applicable performance period are achieved at a level greater than that which, subject to the Committee's discretion in adjusting Cash Incentive Awards as provided in the immediately preceding sentence, would entitle the Participant to receive a Cash Incentive Award at the Award Target, the Committee, in its discretion based on factors it deems relevant, may increase the Participant's Cash Incentive Award for the applicable performance period to an amount not in excess of 150% of the Award Target. In addition, and notwithstanding any other provisions of this Section 6, (a) no amounts shall be payable under this Plan to a Participant if none of the Participant's performance measures for the applicable performance period are met and (b) the aggregate amount of all

Cash Incentive Awards paid for the applicable performance period shall not exceed the limits, if any, imposed on the payment of cash bonuses under the Company's Third Amended and Restated Agreement of Limited Partnership, as heretofore or hereafter amended or restated.

7.   Deferral of Payment

     The Committee may, in its discretion, permit Participants to defer the payment of some or all of their Cash Incentive Awards, as well as other compensation or fees, in accordance with procedures established by the Committee to assure that the recognition of taxable income is deferred under the Code.

8.   Taxes Associated with Cash Incentive Award

     Prior to the payment of a Cash Incentive Award, the Company may withhold, or require a Participant to remit to the Company, an amount sufficient to pay any federal, state, and local taxes associated with the Cash Incentive Award.

9.   Termination of Employment

     If the employment of a Participant terminates for any reason, all deferred and unpaid Cash Incentive Awards may be exercisable or paid only in accordance with rules established by the Committee.

10.   Termination of Cash Incentive Awards under Certain
 Conditions

     The Committee may cancel any unpaid or deferred Cash Incentive Award at any time if the Participant is not in compliance with all applicable provisions of this Plan or with the terms or conditions of the Cash Incentive Award or if the Participant, without the prior written consent of the Company, engages in any of the following activities:

          (i) Renders services to an organization, or engages in a business, that is, in the sole judgment of the Committee, in competition with the Company.

          (ii) Discloses to anyone outside of the Company, or uses for any purpose other than the Company's business, any material confidential information or material relating to the Company, whether acquired by the Participant during or after employment with the Company.

     The Committee may, in its discretion and as a condition to the payment of a Cash Incentive Award, require a Participant to acknowledge in writing that he or she is in compliance with all applicable provisions of this Plan and with the terms and conditions of the Cash Incentive Award and has not engaged in any activities referred to in clauses (i) and (ii) above.

11.   Change in Control; Acquisition of the Company

     In the event of a Change in Control of the Company, unless otherwise determined by the Committee, all Cash Incentive Awards will be deemed to have been earned to the extent determined by the Committee.

12.   Amendment or Suspension of this Plan; Amendment of
 Outstanding Cash Incentive Awards

     (a) Amendment or Suspension of this Plan. The Board may amend or suspend this Plan at any time.

     (b) Amendment of Outstanding Cash Incentive Awards. The Committee may, in its discretion, amend the terms of any Cash Incentive Award, prospectively or retroactively, but no such amendment, except as provided in Section 10, may impair the rights of any Participant without his or her consent. The Committee may waive, in whole or in part, any restriction or conditions applicable to, or accelerate the vesting of, any Cash Incentive Award.

13.  No Trust

     Neither the Plan nor any Cash Incentive Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant. To the extent that the Participant acquires a right to receive payments from the Company in respect of any Cash Incentive Award, such rights shall be no greater than the right of any unsecured general creditor of the Company.

14.  Nonassignability

     Unless otherwise determined by the Committee, (i) no Cash Incentive Award granted under this Plan may be transferred or assigned by the Participant to whom it is granted other than by will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order and (ii) a Cash

Incentive Award granted under this Plan may be paid, during the Participant's lifetime, only to the Participant or the Participant's guardian or legal representative.

15.  Governing Law

     The interpretation, validity, and enforcement of this Plan will be governed by the law of the State of Delaware.

16.  Rights of Employees

     Nothing in this Plan will confer upon any Participant the right to continued employment by the Company or any of its related entities or limit in any way the Company's or a related entity's right to terminate any Participant's employment at will.

17.  Effective and Termination Dates

     (a) Effective Date. This Plan will become effective on the date it is approved by the Board, but with effect from January 1, 2000.

     (b) Termination Date. This Plan will continue in effect until terminated by the Board.




EXHIBIT D

            [LETTERHEAD OF THOMPSON HINE & FLORY LLP]


July ____, 2000




Cedar Fair, L.P.
One Cedar Point Drive
Sandusky, Ohio  44870-5259

     Re:  Proposed Amendment to Limited Partnership Agreement

Ladies and Gentlemen:

We are acting as counsel to Cedar Fair, L.P. ("Cedar Fair") in connection with the proposed Amendment No. 4 (the "Amendment") to the Third Amended and Restated Agreement of Limited Partnership of Cedar Fair, as heretofore amended (the "Partnership
Agreement").

We are rendering this opinion pursuant to Section 15.3(a) of the Partnership Agreement. In rending this opinion, we have examined
(a) the Partnership Agreement as amended to date, (b) the Amendment, and (c) the definitive Proxy Statement for the Special Meeting of Limited Partner unitholders (the "Special Meeting") called to consider and vote on the Amendment (the "Proxy Statement") to be mailed to unitholders on or about the date hereof. We also have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such records of Cedar Fair and such other instruments and other certificates, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. Additionally, we have assumed that the Amendment will be approved by the Limited Partners in the form proposed.

As a result of the foregoing, we are of the opinion that the Amendment would not result in the loss of limited liability of any Limited Partner or of the limited partners in any Operating Partnership (as defined in the Partnership Agreement) or cause Cedar Fair or any such Operating Partnership to be treated as an association taxable as a corporation for federal income tax purposes.

The information set forth in this opinion is as of the date hereof. We assume no obligation to advise you of changes that may later be brought to our attention. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule, or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion.

This opinion is solely for your information in connection with the restructuring plan described in the Proxy Statement. Except as set forth below, this opinion is not to be quoted in whole or in part or otherwise referred to in any of Cedar Fair's public documents or releases, nor is it to be filed with or distributed to any governmental agency or other person without the consent of this firm. This opinion may not be relied upon by any other person for any other reason whatsoever.

We hereby consent to the use of this opinion as an exhibit to the Proxy Statement as filed with the Securities and Exchange
Commission, to the summary of this opinion in the Proxy
Statement, and to the distribution of a copy of this opinion to the Limited Partners, in each case, in connection with the Special Meeting, and any adjournments thereof.

Very truly yours,



[THOMPSON HINE & FLORY LLP]